PART II

Item 8. Consolidated Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of McGraw Hill Financial, Inc.

We have audited the accompanying consolidated balance sheets of McGraw Hill Financial, Inc. (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, cash flows and equity for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedule listed in Item 15(a)(2). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of McGraw Hill Financial, Inc. at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), McGraw Hill Financial, Inc.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 13, 2015 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

New York, New York
February 13, 2015, except for Note 15, as to which the date is October 29, 2015

Consolidated Statements of Income

(in millions, except per share data)	Year Ended December 31,
	2014	2013	2012
Revenue	$5,051	$4,702	$4,270
Expenses:
Operating-related expenses	1,627	1,564	1,433
Selling and general expenses	3,168	1,631	1,578
Depreciation	86	86	93
Amortization of intangibles	48	51	48
Total expenses	4,929	3,332	3,152
Other loss (income)	9	12	(52)
Operating profit	113	1,358	1,170
Interest expense, net	59	59	81
Income from continuing operations before taxes on income	54	1,299	1,089
Provision for taxes on income	245	425	388
(Loss) income from continuing operations	(191)	874	701
Discontinued operations, net of tax:
Income (loss) from discontinued operations	18	3	(209)
Gain on sale of discontinued operations (includes $(75) accumulated other comprehensive income reclassifications in 2013 for foreign currency translation adjustment)	160	589	—
Discontinued operations, net	178	592	(209)
Net (loss) income	(13)	1,466	492
Less: net income from continuing operations attributable to noncontrolling interests	(102)	(91)	(50)
Less: net loss (income) from discontinued operations attributable to noncontrolling interests	—	1	(5)
Net (loss) income attributable to McGraw Hill Financial, Inc.	$(115)	$1,376	$437

Amounts attributable to McGraw Hill Financial, Inc. common shareholders:
(Loss) income from continuing operations	$(293)	$783	$651
Income (loss) from discontinued operations	178	593	(214)
Net (loss) income	$(115)	$1,376	$437

Earnings (loss) per share attributable to McGraw Hill Financial, Inc. common shareholders:
(Loss) income from continuing operations:
Basic	$(1.08)	$2.85	$2.33
Diluted	$(1.08)	$2.80	$2.29
Income (loss) from discontinued operations:
Basic	$0.66	$2.16	$(0.77)
Diluted	$0.66	$2.12	$(0.75)
Net (loss) income:
Basic	$(0.42)	$5.01	$1.57
Diluted	$(0.42)	$4.91	$1.53
Weighted-average number of common shares outstanding:
Basic	271.5	274.5	278.6
Diluted	271.5	279.8	284.6

Dividend declared per common share	$1.20	$1.12	$1.02
Special dividend declared per common share	$—	$—	$2.50
See accompanying notes to the consolidated financial statements.

Consolidated Statements of Comprehensive Income

(in millions)	Year Ended December 31,
	2014	2013	2012
Net income	$(13)	$1,466	$492
Other comprehensive income:
Foreign currency translation adjustment	(108)	93	29
Income tax effect	2	(2)	(19)
	(106)	91	10

Pension and other postretirement benefit plans	(357)	385	(164)
Income tax effect	142	(154)	63
	(215)	231	(101)

Unrealized gain (loss) on investment and forward exchange contract	4	2	(4)
Income tax effect	(1)	(2)	2
	3	—	(2)

Comprehensive income	(331)	1,788	399
Less: comprehensive income attributable to nonredeemable noncontrolling interests	(10)	(18)	(20)
Less: comprehensive income attributable to redeemable noncontrolling interests	(92)	(73)	(34)
Comprehensive income attributable to McGraw Hill Financial, Inc.	$(433)	$1,697	$345

See accompanying notes to the consolidated financial statements.

Consolidated Balance Sheets

(in millions)	December 31,
	2014	2013
ASSETS
Current assets:
Cash and equivalents	$2,497	$1,542
Short-term investments	3	18
Accounts receivable, net of allowance for doubtful accounts: 2014 - $38; 2013 - $50	932	949
Deferred income taxes	363	108
Prepaid and other current assets	171	227
Assets held for sale	—	97
Total current assets	3,966	2,941
Property and equipment:
Buildings and leasehold improvements	287	436
Equipment and furniture	482	422
Total property and equipment	769	858
Less: accumulated depreciation	(563)	(609)
Property and equipment, net	206	249
Goodwill	1,387	1,409
Other intangible assets, net	1,004	1,033
Asset for pension benefits	28	261
Other non-current assets	180	168
Total assets	$6,771	$6,061
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$191	$210
Accrued compensation and contributions to retirement plans	410	423
Income taxes currently payable	32	15
Unearned revenue	1,323	1,268
Accrued legal and regulatory settlements	1,609	—
Other current liabilities	402	402
Liabilities held for sale	—	54
Total current liabilities	3,967	2,372
Long-term debt	799	799
Pension and other postretirement benefits	333	264
Deferred income taxes	56	206
Other non-current liabilities	267	266
Total liabilities	5,422	3,907
Redeemable noncontrolling interest	810	810
Commitments and contingencies (Note 12)
Equity:
Common stock, $1 par value: authorized - 600 million shares; issued - 412 million shares in 2014 and 2013	412	412
Additional paid-in capital	493	447
Retained income	6,946	7,384
Accumulated other comprehensive loss	(514)	(196)
Less: common stock in treasury - at cost: 2014 - 140 million shares; 2013 - 141 million shares	(6,849)	(6,746)
Total equity – controlling interests	488	1,301
Total equity – noncontrolling interests (2013 includes $25 attributable to discontinued operations)	51	43
Total equity	539	1,344
Total liabilities and equity	$6,771	$6,061

See accompanying notes to the consolidated financial statements.

Consolidated Statements of Cash Flows

(in millions)	Year Ended December 31,
	2014	2013	2012
Operating Activities:
Net (loss) income	$(13)	$1,466	$492
Less: income (loss) from discontinued operations	178	592	(209)
Net (loss) income from continuing operations	(191)	874	701
Adjustments to reconcile (loss) income from continuing operations to cash provided by operating activities from continuing operations:
Depreciation	86	86	93
Amortization of intangibles	48	51	48
Provision for losses on accounts receivable	11	22	32
Deferred income taxes	(245)	43	53
Stock-based compensation	100	96	90
Accrued legal and regulatory settlements	1,587	—	—
Other	80	96	3
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable	(9)	(35)	(250)
Prepaid and other current assets	(7)	(29)	3
Accounts payable and accrued expenses	(130)	(94)	73
Unearned revenue	78	109	23
Other current liabilities	(51)	(89)	(68)
Net change in prepaid / accrued income taxes	(93)	(238)	119
Net change in other assets and liabilities	(55)	(110)	(190)
Cash provided by operating activities from continuing operations	1,209	782	730
Investing Activities:
Capital expenditures	(92)	(117)	(96)
Acquisitions, including contingent payments, net of cash acquired	(71)	(47)	(177)
Proceeds from dispositions	83	51	—
Changes in short-term investments	15	(17)	27
Cash used for investing activities from continuing operations	(65)	(130)	(246)
Financing Activities:
(Payments on) / additions to short-term debt	—	(457)	457
Payments on senior notes	—	—	(400)
Dividends paid to shareholders	(326)	(308)	(984)
Dividends and other payments paid to noncontrolling interests	(84)	(75)	(24)
Repurchase of treasury shares	(362)	(978)	(295)
Exercise of stock options	193	258	299
Contingent payments	(11)	(12)	—
Purchase of additional CRISIL shares	—	(214)	—
Excess tax benefits from share-based payments	128	43	42
Cash used for financing activities from continuing operations	(462)	(1,743)	(905)
Effect of exchange rate changes on cash from continuing operations	(65)	(1)	5
Cash provided by (used for) continuing operations	617	(1,092)	(416)
Discontinued Operations:
Cash provided by (used for) operating activities	18	(231)	537
Cash provided by (used for) investing activities	320	2,129	(199)
Cash used for financing activities	—	(25)	(12)
Effect of exchange rate changes on cash	—	1	3
Effect of change in cash and equivalents	—	—	12
Cash provided by discontinued operations	338	1,874	341
Net change in cash and equivalents	955	782	(75)
Cash and equivalents at beginning of year	1,542	760	835
Cash and equivalents at end of year	$2,497	$1,542	$760
Cash paid during the year for:
Interest (including discontinued operations)	$50	$50	$77
Income taxes (including discontinued operations)	$419	$787	$243
See accompanying notes to the consolidated financial statements.

Consolidated Statements of Equity

(in millions)	Common Stock $1 par	Additional Paid-in Capital	Retained Income	Accumulated Other Comprehensive Loss	Less: Treasury Stock	Total MHFI Equity	Noncontrolling Interests	Total Equity
Balance as of December 31, 2011	$412	$94	$7,667	$(425)	$6,240	$1,508	$76	$1,584
Comprehensive income [1]			437	(92)		345	20	365
Dividends			(989)			(989)	(22)	(1,011)
Noncontrolling interest transactions		350	(573)			(223)		(223)
Share repurchases		50			345	(295)	(3)	(298)
Employee stock plans, net of tax benefit		(2)			(440)	438		438
Change in redemption value of redeemable noncontrolling interest			(17)			(17)		(17)
Other						—	2	2
Balance as of December 31, 2012	$412	$492	$6,525	$(517)	$6,145	$767	$73	$840
Comprehensive income [1]			1,376	321		1,697	18	1,715
Dividends			(315)			(315)	(10)	(325)
Noncontrolling interest adjustments related to discontinued operations						—	(22)	(22)
Share repurchases					989	(989)		(989)
Employee stock plans, net of tax benefit		(45)			(388)	343		343
Change in redemption value of redeemable noncontrolling interest			11			11		11
Increase in CRISIL ownership			(216)			(216)	(17)	(233)
Other			3			3	1	4
Balance as of December 31, 2013	$412	$447	$7,384	$(196)	$6,746	$1,301	$43	$1,344
Comprehensive income [1]			(115)	(318)		(433)	10	(423)
Dividends			(324)			(324)	(8)	(332)
Share repurchases					352	(352)	6	(346)
Employee stock plans, net of tax benefit		46			(249)	295		295
Change in redemption value of redeemable noncontrolling interest			(1)			(1)		(1)
Other			2			2	—	2
Balance as of December 31, 2014	$412	$493	$6,946	$(514)	$6,849	$488	$51	$539

[1]	Excludes $92 million, $73 million and $34 million in 2014, 2013 and 2012, respectively, attributable to redeemable noncontrolling interest.
See accompanying notes to the consolidated financial statements.

Notes to the Consolidated Financial Statements

1. Accounting Policies

Nature of operations
McGraw Hill Financial, Inc. (together with its consolidated subsidiaries, the “Company,” the “Registrant,” “we,” “us” or “our”) is a leading benchmarks & ratings, analytics, data and research provider serving the global capital, commodities and commercial markets. The capital markets include asset managers, investment banks, commercial banks, exchanges, and issuers; the commodities markets include producers, traders and intermediaries within energy, metals, and agriculture; and the commercial markets include professionals and corporate executives within automotive and marketing / research information services.

Our operations consist of four reportable segments: Standard & Poor’s Ratings Services (“S&P Ratings”), S&P Capital IQ, S&P Dow Jones Indices ("S&P DJ Indices") and Commodities & Commercial (“C&C”).

•	S&P Ratings is an independent provider of credit ratings, research and analytics, offering investors and market participants information, ratings and benchmarks.

•	S&P Capital IQ is a global provider of multi-asset-class data, research and analytical capabilities, which integrate cross-asset analytics and desktop services.

•	S&P DJ Indices is a global leading index provider that maintains a wide variety of valuation and index benchmarks for investment advisors, wealth managers and institutional investors.

•
C&C consists of business-to-business companies specializing in commercial and commodities markets that deliver their customers access to high-value information, data, analytic services and pricing and quality benchmarks. As of August 1, 2013, we completed the sale of Aviation Week and the results have been included in C&C's results through that date.

See Note 11 – Segment and Geographic Information for further discussion on our operating segments, which are also our reportable segments.

On November 3, 2014, we completed the sale of McGraw Hill Construction, which has historically been part of our C&C segment, to Symphony Technology Group for $320 million in cash completing the portfolio rationalization to create McGraw Hill Financial. Accordingly, the results of operations for the year ended December 31, 2014 and all prior periods presented have been reclassified to reflect the business as a discontinued operation. The assets and liabilities have been removed from the consolidated balance sheet as of December 31, 2014 and classified as held for sale as of December 31, 2013 and December 31, 2012.

We completed the sale of our McGraw-Hill Education business ("MHE") on March 22, 2013 and, accordingly, the results of operations of MHE have been reclassified to reflect the business as a discontinued operation for the years ended December 31, 2013 and December 31, 2012. The assets and liabilities of MHE have been removed from the consolidated balance sheet as of December 31, 2013 and classified as held for sale as of December 31, 2012.

See Note 2 — Acquisitions and Divestitures for further discussion on discontinued operations.

Discontinued Operations
In determining whether a group of assets disposed or to be disposed of should be presented as a discontinued operation, we make a determination of whether the group of assets being disposed of comprises a component of the entity; that is, whether it has historic operations and cash flows that can be clearly distinguished both operationally and for financial reporting purposes. We also determine whether the cash flows associated with the group of assets have been or will be eliminated from our ongoing operations as a result of the disposal transaction and whether we will have significant continuing involvement in the operations of the group of assets after the disposal transaction. If we conclude that the cash flows have been eliminated and we have no significant continuing involvement, then the results of operations of the group of assets being disposed of (as well as any gain or loss on the disposal transaction) are aggregated for separate presentation apart from our continuing operating results in the consolidated financial statements. See Note 2 – Acquisitions and Divestitures for a summary of discontinued operations. Unless otherwise indicated, all disclosures and amounts in the notes to our consolidated financial statements relate to our continuing operations.

Principles of consolidation
The consolidated financial statements include the accounts of all subsidiaries and our share of earnings or losses of joint ventures and affiliated companies under the equity method of accounting. All significant intercompany accounts and transactions have been eliminated.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and cash equivalents
Cash and cash equivalents include ordinary bank deposits and highly liquid investments with original maturities of three months or less that consist primarily of money market funds with unrestricted daily liquidity and fixed term time deposits. Such investments and bank deposits are stated at cost, which approximates market value and were $2.5 billion and $1.5 billion as of December 31, 2014 and 2013, respectively. These investments are not subject to significant market risk.

Short-term investments
Short-term investments are securities with original maturities greater than 90 days that are available for use in our operations in the next twelve months. The short-term investments, primarily consisting of certificates of deposit, are classified as held-to-maturity and therefore are carried at cost. Interest and dividends are recorded into income when earned.

Accounts receivable
Credit is extended to customers based upon an evaluation of the customer’s financial condition. Accounts receivable, which include billings consistent with terms of contractual arrangements, are recorded at net realizable value.

Allowance for doubtful accounts
The allowance for doubtful accounts reserve methodology is based on historical analysis, a review of outstanding balances and current conditions. In determining these reserves, we consider, amongst other factors, the financial condition and risk profile of our customers, areas of specific or concentrated risk as well as applicable industry trends or market indicators.

Deferred technology costs
We capitalize certain software development and website implementation costs. Capitalized costs only include incremental, direct costs of materials and services incurred to develop the software after the preliminary project stage is completed, funding has been committed and it is probable that the project will be completed and used to perform the function intended. Incremental costs are expenditures that are out-of-pocket to us and are not part of an allocation or existing expense base. Software development and website implementation costs are expensed as incurred during the preliminary project stage. Capitalized costs are amortized from the year the software is ready for its intended use over its estimated useful life, three to seven years, using the straight-line method. Periodically, we evaluate the amortization methods, remaining lives and recoverability of such costs. Capitalized software development and website implementation costs are included in other non-current assets and are presented net of accumulated amortization. Gross deferred technology costs were $123 million and $131 million as of December 31, 2014 and 2013, respectively. Accumulated amortization of deferred technology costs was $55 million and $71 million as of December 31, 2014 and 2013, respectively.

Fair Value
Certain assets and liabilities are required to be recorded at fair value and classified within a fair value hierarchy based on inputs used when measuring fair value. We have an immaterial amount of forward exchange contracts that are adjusted to fair value on a recurring basis.

Other financial instruments, including cash and equivalents and short-term investments, are recorded at cost, which approximates fair value because of the short-term maturity and highly liquid nature of these instruments. The fair value of our long-term debt borrowings were $871 million and $801 million as of December 31, 2014 and 2013, respectively, and was estimated based on quoted market prices.

Accounting for the impairment of long-lived assets (including other intangible assets)
We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Upon such an occurrence, recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to current forecasts of undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the fair value of the asset. For long-lived assets held for sale, assets are written down to fair value, less cost to sell. Fair value is determined based on market evidence, discounted cash flows, appraised values or management’s estimates, depending upon the nature of the assets.

On July 31, 2014, we completed the sale of the Company's aircraft to Harold W. McGraw III, Chairman of the Company's Board of Directors and former President and CEO of the Company for a purchase price of $20 million. During the second quarter of

2014, we recorded a non-cash impairment charge of $6 million within other loss (income) in our consolidated statement of income as a result of the pending sale. See Note 13 – Related Party Transactions for further discussion.

On June 30, 2014, we completed the sale of our data center to Quality Technology Services, LLC (“QTS”) which owns, operates, and manages data centers. Net proceeds from the sale of $58 million were received in July of 2014. The sale includes all of the facilities and equipment on the south campus of our East Windsor, New Jersey location, inclusive of the rights and obligations associated with an adjoining solar power field. The sale resulted in an expense of $3 million recorded within other loss (income) in our consolidated statement of income, which is in addition to the non-cash impairment charge of $36 million we recorded in the fourth quarter of 2013 to adjust the value facilities and associated infrastructure classified as held for sale to their fair value.

During the fourth quarter of 2013, we also incurred a $26 million non-cash impairment charge associated with an intangible asset acquired through the formation of our S&P Dow Jones Indices LLC joint venture.

There were no material impairments of long-lived assets for the year ended December 31, 2012.

Goodwill and other indefinite-lived intangible assets
Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill and other intangible assets with indefinite lives are not amortized, but instead are tested for impairment annually during the fourth quarter each year or more frequently if events or changes in circumstances indicate that the asset might be impaired. We have four reporting units with goodwill that are evaluated for impairment.

We initially perform a qualitative analysis evaluating whether any events and circumstances occurred or exist that provide evidence that it is more likely than not that the fair value of any of our reporting units is less than its carrying amount. If, based on our evaluation we do not believe that it is more likely than not that the fair value of any of our reporting units is less than its carrying amount, no quantitative impairment test is performed. Conversely, if the results of our qualitative assessment determine that it is more likely than not that the fair value of any of our reporting units is less than their respective carrying amounts we perform a two-step quantitative impairment test.

When conducting the first step of our two step impairment test to evaluate the recoverability of goodwill at the reporting unit level, the estimated fair value of the reporting unit is compared to its carrying value including goodwill. Fair value of the reporting units are estimated using the income approach, which incorporates the use of a discounted free cash flow (“DCF”) analyses and are corroborated using the market approach, which incorporates the use of revenue and earnings multiples based on market data. The DCF analyses are based on the current operating budgets and estimated long-term growth projections for each reporting unit. Future cash flows are discounted based on a market comparable weighted average cost of capital rate for each reporting unit, adjusted for market and other risks where appropriate. In addition, we analyze any difference between the sum of the fair values of the reporting units and our total market capitalization for reasonableness, taking into account certain factors including control premiums.

If the fair value of the reporting unit is less than the carrying value, a second step is performed which compares the implied fair value of the reporting unit’s goodwill to the carrying value of the goodwill. The fair value of the goodwill is determined based on the difference between the fair value of the reporting unit and the net fair value of the identifiable assets and liabilities of the reporting unit. If the implied fair value of the goodwill is less than the carrying value, the difference is recognized as an impairment charge.

We evaluate the recoverability of indefinite-lived intangible assets by first performing a qualitative analysis evaluating whether any events and circumstances occurred that provide evidence that it is more likely than not that the indefinite-lived asset is impaired. If, based on our evaluation of the events and circumstances that occurred during the year we do not believe that it is more likely than not that the indefinite-lived asset is impaired, no quantitative impairment test is performed. Conversely, if the results of our qualitative assessment determine that it is more likely than not that the indefinite-lived asset is impaired a quantitative impairment test is performed. If necessary, the impairment test is performed by comparing the estimated fair value of the intangible asset to its carrying value. If the indefinite-lived intangible asset carrying value exceeds its fair value, an impairment analysis is performed using the income approach. The fair value of loss is recognized in an amount equal to that excess.

Significant judgments inherent in these analyses include estimating the amount and timing of future cash flows and the selection of appropriate discount rates, royalty rates and long-term growth rate assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value for each reporting unit and indefinite-lived intangible asset and could result in an impairment charge, which could be material to our financial position and results of operations.

We performed our impairment assessment of goodwill and indefinite-lived intangible assets and concluded that no impairment existed for the years ended December 31, 2014 and December 31, 2013. As further discussed in Note 2 – Acquisitions and Divestitures, we determined that during the year ended December 31, 2012, the goodwill at MHE's School Education Group was impaired.

Foreign currency translation
We have operations in many foreign countries. For most international operations, the local currency is the functional currency. For international operations that are determined to be extensions of the parent company, the U.S. dollar is the functional currency. For local currency operations, assets and liabilities are translated into U.S. dollars using end of period exchange rates, and revenue and expenses are translated into U.S. dollars using weighted-average exchange rates. Foreign currency translation adjustments are accumulated in a separate component of equity.

Revenue recognition
Revenue is recognized as it is earned when services are rendered. We consider amounts to be earned once evidence of an arrangement has been obtained, services are performed, fees are fixed or determinable and collectability is reasonably assured. Revenue relating to products that provide for more than one deliverable is recognized based upon the relative fair value to the customer of each deliverable as each deliverable is provided. Revenue relating to agreements that provide for more than one service is recognized based upon the relative fair value to the customer of each service component as each component is earned. If the fair value to the customer for each service is not objectively determinable, management makes its best estimate of the services’ stand-alone selling price and records revenue as it is earned over the service period. For arrangements that include multiple services, fair value of the service components are determined using an analysis that considers cash consideration that would be received for instances when the service components are sold separately. Advertising revenue is recognized when the page is run. Subscription income is recognized over the related subscription period.

Depreciation
The costs of property and equipment are depreciated using the straight-line method based upon the following estimated useful lives: buildings and improvements from 15 to 40 years and equipment and furniture from 2 to 10 years. The costs of leasehold improvements are amortized over the lesser of the useful lives or the terms of the respective leases.

Advertising expense
The cost of advertising is expensed as incurred. We incurred $35 million, $41 million and $31 million in advertising costs for the years ended December 31, 2014, 2013 and 2012, respectively.

Stock-based compensation
Stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized over the requisite service period, which typically is the vesting period. Stock-based compensation is classified as both operating-related expense and selling and general expense in the consolidated statements of income.

Income taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. We recognize liabilities for uncertain tax positions taken or expected to be taken in income tax returns. Accrued interest and penalties related to unrecognized tax benefits are recognized in interest expense and operating expense, respectively.

Judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and unrecognized tax benefits. In determining the need for a valuation allowance, the historical and projected financial performance of the operation that is recording a net deferred tax asset is considered along with any other pertinent information.

We file income tax returns in the U.S. federal jurisdiction, various states, and foreign jurisdictions, and we are routinely under audit by many different tax authorities. We believe that our accrual for tax liabilities is adequate for all open audit years based on our assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. It is possible that examinations will be settled prior to December 31, 2015. If any of these tax audit settlements do occur within that period we would make any necessary adjustments to the accrual for unrecognized tax benefits. Until formal resolutions are reached between us and the tax authorities, the determination of a possible audit settlement range with respect to the impact on unrecognized tax benefits is not practicable. On the basis of present information, our opinion is that any assessments resulting from the current audits will not have a material effect on our consolidated financial statements.

Redeemable Noncontrolling Interest
The agreement with the minority partners of our S&P Dow Jones Indices LLC joint venture discussed in Note 2 — Acquisitions and Divestitures, contains redemption features whereby interests held by our minority partners are redeemable both at the option of the holder and upon the occurrence of an event that is not solely within our control. Since redemption of the noncontrolling interest is outside of our control, this interest is presented on our consolidated balance sheets under the caption “Redeemable noncontrolling interest.” If the interest were to be redeemed, we would be required to purchase all of such interest at fair value on the date of redemption. We adjust the redeemable noncontrolling interest each reporting period to its estimated redemption value, but never less than its initial fair value, using a combination of an income and market valuation approach. Our income and market valuation approaches may incorporate Level 3 measures for instances when observable inputs are not available, including assumptions related to expected future net cash flows, long-term growth rates, the timing and nature of tax attributes, and the redemption features. Any adjustments to the redemption value will impact retained income. See Note 8 – Equity, for further detail.

Contingencies
We accrue for loss contingencies when both (a) information available prior to issuance of the financial statements indicates that it is probable that a liability had been incurred at the date of the financial statements and (b) the amount of loss can reasonably be estimated. We continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on an analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Because many of these matters are resolved over long periods of time, our estimate of liabilities may change due to new developments, changes in assumptions or changes in our strategy related to the matter. When we accrue for loss contingencies and the reasonable estimate of the loss is within a range, we record its best estimate within the range. We disclose an estimated possible loss or a range of loss when it is at least reasonably possible that a loss may have been incurred.

Recent Accounting Standards
In August of 2014, the Financial Accounting Standards Board (“FASB”) issued guidance that requires management to evaluate, at each annual and interim reporting period, whether there are conditions or events that raise substantial doubt about the entity's ability to continue as a going concern within one year after the date the financial statements are issued and provide related disclosures. This guidance is effective for reporting periods beginning after December 15, 2016, however, early adoption is permitted. We do not expect the adoption of this guidance to have a significant impact on our consolidated financial statements.

In May of 2014, the FASB and the International Accounting Standards Board (“IASB”) issued jointly a converged standard on the recognition of revenue from contracts with customers which is intended to improve the financial reporting of revenue and comparability of the top line in financial statements globally. The core principle of the new standard is for the recognition of revenue to depict the transfer of goods or services to customers in amounts that reflect the payment to which the company expects to be entitled in exchange for those goods or services. The new standard will also result in enhanced revenue disclosures, provide guidance for transactions that were not previously addressed comprehensively and improve guidance for multiple-element arrangements. The amendments are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early adoption is not permitted. We are currently in the process of assessing the impact the adoption of this guidance will have on our consolidated financial statements.

In April of 2014, the FASB issued final guidance that raises the threshold for a disposal to qualify as a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. The guidance is intended to reduce the frequency of disposals reported as discontinued operations by focusing on strategic shifts that have or will have a major effect on an entity’s operations and financial results. In addition, the guidance permits companies to have continuing cash flows and significant continuing involvement with the disposed component. The FASB’s amended guidance is effective for our annual reporting period beginning January 1, 2015, however, early adoption is permitted. We do not expect the adoption of the guidance to have a significant impact on our consolidated financial statements.

In July of 2013, the FASB issued amended guidance that resolves the diversity in practice for the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. This new accounting guidance requires the netting of unrecognized tax benefits ("UTBs") against a deferred tax asset for a loss or other carryforward that would apply in settlement of the uncertain tax positions. Under the new standard, UTBs will be netted against all available same-jurisdiction loss or other tax carryforwards that would be utilized, rather than only against carryforwards that are created by the UTBs. The new standard requires prospective adoption but allows retrospective adoption for all periods presented. The amendments were effective on January 1, 2014, and the adoption of the guidance did not have a significant impact on our consolidated financial statements.

In March of 2013, the FASB issued amended guidance that resolves the diversity in practice for the accounting for the cumulative translation adjustment upon derecognition of certain subsidiaries or groups of assets within a foreign entity. The amended guidance requires that when a parent entity ceases to have a controlling financial interest in a subsidiary or group of assets within a foreign entity, the parent is required to release any related cumulative translation adjustment into net income in instances when a sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. Additionally, the amended guidance clarifies that the sale of an investment in a foreign entity includes both (1) events that result in the loss of a controlling financial interest in a foreign entity and (2) events that result in an acquirer obtaining control of an acquiree in which it held an equity interest immediately before the acquisition date. In these instances, an entity is required to release the cumulative translation adjustment into net income. The amendments were effective on January 1, 2014, and the adoption of the guidance did not have a significant impact on our consolidated financial statements.

Reclassification
Certain prior year amounts have been reclassified for comparability purposes.

2. Acquisitions and Divestitures

2014
For the year ended December 31, 2014, we paid cash for acquisitions, net of cash acquired, totaling $82 million. None of our acquisitions were material either individually or in the aggregate, including the pro forma impact on earnings. All acquisitions were funded with cash flows from operations. Acquisitions completed during the year ended December 31, 2014 by segment included:

S&P Ratings

•
In October of 2014, we acquired BRC Investor Services S.A. (“BRC”), a Colombia-based ratings firm providing risk classifications of banks, financial services providers, insurance companies, corporate bonds and structured issues that will expand our presence in the Latin American credit markets.  We accounted for the acquisition of BRC using the purchase method of accounting.  The acquisition is not material to our consolidated financial statements.

•
Following CRISIL's acquisition of Coalition Development Ltd. ("Coalition") that occurred in July of 2012, we made a contingent purchase price payment in 2014 for $11 million that has been reflected in the consolidated statement of cash flows as a financing activity.

C&C

•
In July of 2014, we acquired Eclipse Energy Group AS and its operating subsidiaries (“Eclipse”), which provides a comprehensive suite of data and analytics products on the European natural gas and liquefied natural gas markets as well as a range of advisory services leveraging Eclipse’s knowledge base, data capabilities, and modeling suite of products. This transaction complements our North American natural gas capabilities, which we obtained from our Bentek Energy LLC acquisition in 2011. We accounted for the acquisition of Eclipse using the purchase method of accounting. The acquisition of Eclipse is not material to our consolidated financial statements.

S&P DJ Indices

•
In March of 2014, we acquired the intellectual property of a family of Broad Market Indices (“BMI”) from Citigroup Global Markets Inc. The BMI provides a broad measure of the global equities markets which includes approximately 11,000 companies in more than 52 countries covering both developed and emerging markets. We accounted for the acquisition of the intellectual property on a cost basis and it was not material to our consolidated financial statements.

For acquisitions during 2014 that were accounted for using the purchase method, the excess of the purchase price over the fair value of the net assets acquired is allocated to goodwill and other intangibles. Intangible assets recorded for all transactions are amortized using the straight-line method for periods not exceeding 7 years. None of the goodwill acquired from our acquisitions during 2014 will be deductible for tax purposes.

2013
For the year ended December 31, 2013, we paid cash for acquisitions, net of cash acquired, totaling $273 million. None of our acquisitions were material either individually or in the aggregate, including the pro forma impact on earnings. All acquisitions were funded with cash flows from operations. Acquisitions completed during the year ended December 31, 2013 by segment included:

S&P DJ Indices

•
In December of 2013, we purchased the intellectual property rights to a range of commodities indices developed by Goldman Sachs as well as a limited-use license to promote the commodities indices using the Goldman Sachs Commodity Index trademarks. The commodities indices provide us with a leading benchmark that measures general price movements and inflation in the world economy. We accounted for the acquisition of the intellectual property on a cost basis.

S&P Ratings

•
In June of 2013, we made a voluntary open offer to purchase up to an additional 22.23% of the total equity shares outstanding in CRISIL Limited ("CRISIL"), our majority owned Indian credit rating agency within our S&P Ratings segment. In August of 2013, at the conclusion of the tender offer period, we acquired approximately 11 million equity shares representing 15.07% of CRISIL's total outstanding equity shares for $214 million, increasing our ownership percentage in CRISIL to 67.84% from 52.77%.

Following CRISIL's acquisition of Coalition that occurred in July of 2012, we made a contingent purchase price payment in 2013 for $12 million that has been reflected in the consolidated statement of cash flows as a financing activity.

Intangible assets recorded for all transactions during 2013 are considered intangible assets with indefinite lives which are not amortized, but instead are tested for impairment annually during the fourth quarter each year or more frequently if events or changes in circumstances indicate that the asset might be impaired.

2012
For the year ended December 31, 2012, we paid cash for acquisitions, net of cash acquired, totaling $177 million. None of our acquisitions were material either individually or in the aggregate, including the pro forma impact on earnings. All acquisitions were funded with cash flows from operations. Acquisitions completed during the year ended December 31, 2012 by segment included:

S&P DJ Indices

•
On June 29, 2012, we closed our transaction with CME Group, Inc. (“CME Group”) and CME Group Index Services LLC (“CGIS”), a joint venture between CME Group and Dow Jones & Company, Inc., to form a new company, S&P Dow Jones Indices LLC. See below for further detail related to this transaction.

S&P Capital IQ

•
On June 29, 2012, we acquired Credit Market Analysis Limited (“CMA”) from the CME Group. CMA provides independent data concerning the over-the-counter markets. CMA's data and technology will enhance our capability to provide pricing and related over-the-counter information.

•
On April 3, 2012, we completed the acquisition of QuantHouse, an independent global provider of end-to-end systematic low-latency market data solutions. The acquisition allows us to offer real-time monitors, derived data sets and analytics as well as the ability to package and resell this data as part of a core solution.

•
On February 8, 2012, we completed the acquisition of R² Technologies (“R²”). R² provides advanced risk and scenario-based analytics to traders, portfolio and risk managers for pricing, hedging and capital management across asset classes.

C&C

•
On November 1, 2012, we completed the acquisition of Kingsman SA (“Kingsman”), a privately-held, Switzerland-based provider of price information and analytics for the global sugar and biofuels markets. The acquisition of Kingsman will expand our presence in sugar and biofuels information markets and has the potential to provide growth in the global agricultural information markets.

S&P Ratings

•
On July 4, 2012, CRISIL, our majority owned Indian credit rating agency, completed the acquisition of Coalition, a privately-held U.K. analytics company, and its subsidiaries. Coalition provides high-end analytics to leading global investment banks and other financial services firms. Coalition has been integrated into CRISIL's Global Research & Analytics business.

Our acquisitions during 2012 were accounted for using the purchase method. Under the purchase method, the excess of the purchase price over the fair value of the net assets acquired is allocated to goodwill and other intangibles. Intangible assets recorded for all transactions are amortized using the straight-line method for periods not exceeding 20 years. None of the goodwill acquired from our acquisitions during 2012 will be deductible for tax purposes.

Acquisition of Dow Jones Index Business
We own 73% and CME Group and CGIS collectively own 27% of S&P Dow Jones LLC. In exchange for their 27% minority interest, CME Group and CGIS contributed their Dow Jones Index (“DJI”) business; in exchange for our 73% and controlling interest, we contributed our Standard & Poor's Index (“S&P Index”) business. The DJI business focuses on the development of financial benchmarks used by licensees to create exchange-traded funds, option contracts and futures contracts traded on exchanges as well as used as a metric to evaluate economic performance. The combination of these businesses creates the world's premier provider of financial market indices; we expect to increase revenue through international and asset-class expansion, new product development, enhanced market data offerings and increased cross-selling opportunities. The pro forma impact on revenue and earnings from our joint venture with the DJI business was not material to our consolidated results for the year ended December 31, 2012.

The terms of the operating agreement of S&P Dow Jones Indices LLC contain redemption features whereby interests held by minority partners are redeemable. See Note 8 – Equity for further discussion.

Acquisition-Related Expenses
During the year ended December 31, 2013, we incurred $15 million of acquisition-related costs related to the formation of S&P Dow Jones Indices LLC. These expenses are included in selling and general expenses in our consolidated statement of income.

Allocation of Purchase Price
Because we consolidate S&P Dow Jones Indices LLC, we have applied the purchase method of accounting to the S&P Dow Jones Indices LLC contributed business. DJI's results of operations have been included in our consolidated results of operations subsequent to June 29, 2012 (the "Acquisition Date").

The fair value of the DJI business acquired of $792 million was estimated by applying a market approach and an income approach. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement. The fair value estimates of the proportionate shares of the contributed businesses are based on, but not limited to, future expected cash flows, appropriate discount rates ranging from 10% to 11%, long term growth rates of 2.5% to 3.5%, assumed financial multiples of companies deemed to be similar to the DJI, and market rate assumptions for contractual obligations. S&P Index continues to be recorded at its historical or carry-over basis.

At the Acquisition Date, our noncontrolling interest has been recorded at the fair value of DJI we acquired plus the proportionate interest of the S&P Index business at our carry-over basis. As of June 30, 2012, we recorded a redeemable noncontrolling interest in our consolidated financial statements (see Note 8 – Equity for further discussion) at the preliminary fair value of 27% of S&P Dow Jones Indices LLC or $792 million due to the redemption provisions described above, representing CME Group's and CGIS' interest in S&P Dow Jones Indices LLC.

The tables below present the consideration transferred and the allocation of purchase price to the assets and liabilities of the DJI business acquired as a result of the transaction.

Consideration Transferred

(in millions)
Fair value of 27% of S&P Index	$571
Fair value of redeemable noncontrolling interest associated with net assets acquired	221
Total	$792

Purchase Price Allocation

(in millions)
Current assets	$79
Intangible assets:
Indefinite-lived intangibles	470
Customer relationships	110
Other intangibles	33
Goodwill	111
Current liabilities	(11)
Total net assets	$792

The intangible assets, excluding goodwill and indefinite-lived intangibles, will be amortized over their anticipated useful lives of between 5 and 20 years.

Income Taxes
We are responsible for the tax matters for S&P Dow Jones Indices LLC, including the filing of returns and the administration of any proceedings with taxing authorities. For U.S. federal income tax purposes, S&P Dow Jones Indices LLC is treated as a partnership. The income of S&P Dow Jones Indices LLC flows through and is subject to tax at the partners' level. However, S&P Dow Jones Indices LLC incurs current and deferred income taxes in a limited number of states and localities and its foreign subsidiaries incur immaterial current and deferred foreign income taxes.

We recognized $216 million of non-current deferred tax liabilities in connection with CME Group and CGIS acquiring an indirect noncontrolling interest in the S&P Index business in exchange for our acquisition of a portion of our interest in the DJI business. Because we maintained control of the S&P Index business, the excess of fair value received over historical carrying value and the related tax impact were recorded in additional paid-in capital.

Goodwill and Identifiable Intangibles
Goodwill consists primarily of intangible assets that do not qualify for separate recognition, including assembled workforce, noncontractual relationships and agreements. The goodwill is not expected to be deductible for tax purposes.

Non-cash investing activities
Liabilities assumed in conjunction with the acquisition of businesses are as follows:

(in millions)	Years ended December 31,
	2014	2013	2012
Fair value of assets acquired	$67	$—	$1,071
Fair value of consideration transferred for DJI business	—	—	792
Cash paid (net of cash acquired)	52	—	177
Liabilities assumed [1]	$15	$—	$102
1 2013 acquisitions did not result in any liabilities assumed.

Divestitures - Continuing Operations

During the year ended December 31, 2014, we completed the following dispositions that resulted in a net pre-tax loss of $9 million, which was included in other loss (income) in the consolidated statement of income:

•
On July 31, 2014, we completed the sale of the Company's aircraft to Harold W. McGraw III, Chairman of the Company's Board of Directors and former President and CEO of the Company for a purchase price of $20 million. During the second quarter of 2014, we recorded a non-cash impairment charge of $6 million within other (income) loss in our consolidated statement of income as a result of the pending sale. See Note 13 — Related Party Transactions for further information.

•
On June 30, 2014, we completed the sale of our data center to Quality Technology Services, LLC which owns, operates and manages data centers. Net proceeds from the sale of $58 million were received in July 2014. The sale includes all of the facilities and equipment on the south campus of our East Windsor, New Jersey location, inclusive of the rights and obligations associated with an adjoining solar power field. The sale resulted in an expense of $3 million recorded within other loss (income) in our consolidated statement of income, which is in addition to the non-cash impairment charge we recorded in the fourth quarter of 2013.
During the year ended December 31, 2013, we completed the following dispositions that resulted in a net pre-tax gain of $24 million, which was included in other loss (income) in the consolidated statement of income:

•	On September 30, 2013, we completed the sale of Financial Communications, which was part of our S&P Capital IQ segment.

•	On August 27, 2013, CRISIL sold its 49% equity interest in India Index Services & Products Ltd. This investment was held within our S&P Ratings segment.

•	On August 1, 2013, we completed the sale Aviation Week within our C&C segment to Penton, a privately held business information company.

Additionally, S&P Capital IQ closed several of their non-core businesses during 2013.

We did not complete any dispositions during the year ended December 31, 2012.

Discontinued Operations

On November 3, 2014, we completed the sale of McGraw Hill Construction, which has historically been part of the C&C segment, to Symphony Technology Group for $320 million in cash completing the portfolio rationalization to create McGraw Hill Financial. We recorded an after-tax gain on the sale of $160 million, which is included in income from discontinued operations, net of tax in the consolidated statement of income for the year ended December 31, 2014. We intend to use a portion of the after-tax proceeds to make selective acquisitions, investments, share repurchases and for general corporate purposes.

On March 22, 2013, we completed the sale of MHE to investment funds affiliated with Apollo Global Management, LLC for a purchase price of $2.4 billion in cash. We recorded an after-tax gain on the sale of $589 million, which is included in discontinued operations, net in the consolidated statement of income for the year ended December 31, 2013. We have used a portion of the after-tax proceeds from the sale to pay down short-term debt, for the special dividend paid in 2012, and to continue share repurchases. We intend to continue to use a portion of the after-tax proceeds to make selective acquisitions, investments, share repurchases and for general corporate purposes.

The key components of income from discontinued operations consist of the following:

(in millions)	Years ended December 31,
	2014	2013	2012
Revenue	$139	$441	$2,242
Expenses	110	436	2,426
Operating income (loss)	29	5	(184)
Interest expense (income), net	—	2	(2)
Income (loss) before taxes on income (loss)	29	3	(182)
Provision for taxes on income (loss)	11	—	27
Income (loss) from discontinued operations, net of tax	18	3	(209)
Pre-tax gain on sale from discontinued operations	289	888	—
Provision for taxes on gain on sale	129	299	—
Gain on sale of discontinued operations, net of tax	160	589	—
Discontinued operations, net	178	592	(209)
Less: net (loss) income attributable to noncontrolling interests	—	(1)	5
Income (loss) from discontinued operations attributable to McGraw Hill Financial, Inc. common shareholders	$178	$593	$(214)

Results from discontinued operations for the year ended December 31, 2014 included the after-tax gain on sale of McGraw Hill Construction of $160 million.
Results from discontinued operations for the year ended December 31, 2013 included the after-tax gain on sale of MHE of $589 million.
Results from discontinued operations for the year ended December 31, 2012 included several non-recurring items:

•	Intangible asset impairments of $497 million that consisted of goodwill, prepublication and inventory assets at MHE's School Education Group ("SEG").

◦
As a result of the offer we received from Apollo Global Management, LLC in the fourth quarter of 2012, we performed a goodwill impairment review at MHE, which resulted in a full impairment of goodwill of $478 million at SEG.

◦	An impairment charge of $19 million was recorded on certain prepublication and inventory assets as targeted school programs were shut down.

•	Restructuring charges of $39 million consisting primarily of employee severance costs related to a workforce reduction of approximately 530 positions.

•	Direct transaction costs of $17 million for legal and professional fees related to the sale of MHE.

•	A charge related to a lease commitment of $3 million.

•	These charges were partially offset by a vacation accrual reversal of $17 million related to a change in our vacation policy.

The components of assets and liabilities held for sale related to McGraw Hill Construction in the consolidated balance sheet consist of the following:

(in millions)	December 31, 2013
Accounts receivable, net	$30
Goodwill	3
Other assets	3
Assets held for sale	$36

Accounts payable and accrued expenses	$13
Unearned revenue	41
Liabilities held for sale	$54

3. Goodwill and Other Intangible Assets

Goodwill

Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired.

The change in the carrying amount of goodwill by segment is shown below:

(in millions)	S&P Ratings	S&P Capital IQ	S&P DJ Indices	C&C	Total
Balance as of December 31, 2012	$130	$457	$380	$468	$1,435
Dispositions	—	(3)	(4)	(29)	(36)
Other (primarily Fx)	(5)	15	—	—	10
Balance as of December 31, 2013	125	469	376	439	1,409
Acquisitions	4	—	—	38	42
Dispositions	—	—	—	(32)	(32)
Other (primarily Fx)	(7)	(17)	—	(8)	(32)
Balance as of December 31, 2014	$122	$452	$376	$437	$1,387

Goodwill additions and dispositions in the table above relate to transactions discussed in Note 2 – Acquisitions and Divestitures.

Other Intangible Assets

Other intangible assets include both indefinite-lived assets not subject to amortization and definite-lived assets subject to amortization. We have indefinite-lived assets with a carrying value of $693 million and $634 million as of December 31, 2014 and 2013, respectively, that consist of:

•
$380 million and $90 million, for Dow Jones Indices intellectual property and the Dow Jones tradename, respectively, that we recorded as part of the transaction to form S&P Dow Jones Indices LLC in 2012 further described in Note 2 – Acquisitions and Divestitures;

•	$164 million within our C&C segment for the J.D. Power and Associates tradename;

•	$44 million within our S&P Dow Jones Indices segment for the Broad Market Indices intellectual property; and

•	$15 million within our S&P Dow Jones Indices segment for the Goldman Sachs Commodity Index intellectual property.

The following table summarizes our definite-lived intangible assets:

(in millions)
Cost	Databases and software	Content	Customer relationships	Tradenames	Other intangibles	Total
Balance as of December 31, 2012	$126	$139	$225	$45	$159	$694
Acquisitions	—	—	—	—	44	44
Dispositions	(9)	—	—	—	(13)	(22)
Impairment[1]	—	—	—	—	(26)	(26)
Other (primarily Fx)	(2)	—	—	—	(6)	(8)
Balance as of December 31, 2013	115	139	225	45	158	682
Acquisitions	—	—	—	—	13	13
Transfers	—	—	—	—	(44)	(44)
Other (primarily Fx)	(2)	—	3	1	(16)	(14)
Balance as of December 31, 2014	$113	$139	$228	$46	$111	$637

Accumulated amortization
Balance as of December 31, 2012	$80	$31	$55	$30	$49	$245
Current year amortization	9	14	11	2	15	51
Dispositions	(6)	—	—	—	(9)	(15)
Other (primarily Fx)	—	—	1	—	1	2
Balance as of December 31, 2013	83	45	67	32	56	283
Current year amortization	6	14	13	3	12	48
Other (primarily Fx)	(1)	—	—	—	(4)	(5)
Balance as of December 31, 2014	$88	$59	$80	$35	$64	$326

Net definite-lived intangibles:
December 31, 2013	$32	$94	$158	$13	$102	$399
December 31, 2014	$25	$80	$148	$11	$47	$311

[1]	We incurred a $26 million non-cash impairment charge associated with an intangible asset acquired through the formation of our S&P Dow Jones Indices LLC joint venture.

Definite-lived intangible assets are being amortized on a straight-line basis over periods of up to 40 years. The weighted-average life of the intangible assets as of December 31, 2014 is approximately 10 years. Amortization expense for the years ended December 31, 2014, 2013 and 2012, and the projected amortization expense for intangible assets over the next five years for the years ended December 31, assuming no further acquisitions or dispositions, is as follows:

(in millions)	Amortization expense	Expected amortization expense
2012	$48
2013	51
2014	48
2015		$47
2016		47
2017		44
2018		37
2019		29

4. Taxes on Income

Income before taxes on income resulted from domestic and foreign operations is as follows:

(in millions)	Year Ended December 31,
	2014	2013	2012
Domestic operations	$(423)	$821	$800
Foreign operations	477	478	289
Total continuing income before taxes	$54	$1,299	$1,089

The provision/(benefit) for taxes on income consists of the following:

(in millions)	Year Ended December 31,
	2014	2013	2012
Federal:
Current	$285	$194	$181
Deferred	(213)	51	73
Total federal	72	245	254
Foreign:
Current	135	152	91
Deferred	1	(19)	(9)
Total foreign	136	133	82
State and local:
Current	62	37	38
Deferred	(25)	10	14
Total state and local	37	47	52
Total provision for taxes for continuing operations	245	425	388
Provision for discontinued operations	140	299	27
Total provision for taxes	$385	$724	$415

A reconciliation of the U.S. federal statutory income tax rate to our effective income tax rate for financial reporting purposes is as follows:

	Year Ended December 31,
	2014	2013	2012
U.S. federal statutory income tax rate	35.0%	35.0%	35.0%
Legal and regulatory settlements	524.1	—	—
State and local income taxes	64.2	2.8	3.5
Foreign operations	(79.6)	(3.9)	(2.7)
S&P Dow Jones Indices LLC joint venture	(60.2)	(2.0)	(1.1)
Tax credits and incentives	(91.5)	(2.1)	(2.4)
Other, net	61.7	2.9	3.3
Effective income tax rate for continuing operations	453.7%	32.7%	35.6%

The principal temporary differences between the accounting for income and expenses for financial reporting and income tax purposes are as follows:

(in millions)	December 31,
	2014	2013
Deferred tax assets:
Legal and regulatory settlements	$305	$6
Employee compensation	98	72
Accrued expenses	107	136
Postretirement benefits	140	32
Unearned revenue	24	55
Allowance for doubtful accounts	12	15
Loss carryforwards	29	28
Other	12	10
Total deferred tax assets	727	354
Deferred tax liabilities:
Goodwill and intangible assets [1]	(377)	(379)
Fixed assets	(11)	(55)
Other	—	—
Total deferred tax liabilities	(388)	(434)
Net deferred income tax asset (liability) before valuation allowance	339	(80)
Valuation allowance	(12)	(5)
Net deferred income tax asset (liability)	$327	$(85)
Reported as:
Current deferred tax assets	$363	$108
Current deferred tax liabilities	(2)	(10)
Non-current deferred tax assets	22	23
Non-current deferred tax liabilities	(56)	(206)
Net deferred income tax asset (liability)	$327	$(85)

[1]	See Note 2 – Acquisitions and Divestitures for further discussion regarding the impact related to the S&P Dow Jones Indices LLC.

We record valuation allowances against deferred income tax assets when we determine that it is more likely than not based upon all the available evidence that such deferred income tax assets will not be realized. The valuation allowance is primarily related to operating losses.

We have not recorded deferred income taxes applicable to undistributed earnings of foreign subsidiaries that are indefinitely reinvested in foreign operations. Undistributed earnings that are indefinitely reinvested in foreign operations amounted to $1,239 million at December 31, 2014. Quantification of the deferred tax liability, if any, associated with indefinitely reinvested earnings is not practicable.

We made net income tax payments for continuing and discontinued operations totaling $419 million in 2014, $787 million in 2013, and $243 million in 2012. As of December 31, 2014, we had net operating loss carryforwards of $125 million, which will expire over various periods.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in millions)	Years ended December 31,
	2014	2013	2012
Balance at beginning of year	$82	$74	$58
Additions based on tax positions related to the current year	30	27	14
Additions for tax positions of prior years	33	10	3
Reduction for tax positions of prior years	(11)	(9)	(1)
Reduction for settlements	(16)	(20)	—
Balance at end of year	$118	$82	$74

The total amount of federal, state and local, and foreign unrecognized tax benefits as of December 31, 2014, 2013 and 2012 was $118 million, $82 million and $74 million, respectively, exclusive of interest and penalties. The increase of $52 million in 2014 (excluding settlements) is the amount of unrecognized tax benefits that unfavorably impacted tax expense. The unfavorable impact to the tax provision was partially offset by the resolution of tax audits in multiple jurisdictions.

We recognize accrued interest and penalties related to unrecognized tax benefits in interest expense and operating-related expense, respectively. In addition to the unrecognized tax benefits, as of December 31, 2014 and 2013, we had $23 million and $19 million, respectively, of accrued interest and penalties associated with uncertain tax positions.

During 2014, we completed the federal income tax audit for 2012 and made U.S. federal income tax payments in settlement of tax years 2011 and 2012. The U.S. federal income tax audits for 2013 and 2014 are in process. During 2013, we made a U.S. federal income tax payment in settlement of an issue related to tax years 2007 through 2010. Also during 2014, we completed various state and foreign tax audits and, with few exceptions, we are no longer subject to federal, state and local, or non-U.S. income tax examinations by tax authorities for the years before 2006. The impact to tax expense in 2014, 2013 and 2012 was not material.

We file income tax returns in the U.S. federal jurisdiction, various states, and foreign jurisdictions, and we are routinely under audit by many different tax authorities. We believe that our accrual for tax liabilities is adequate for all open audit years based on an assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. It is possible that tax examinations will be settled prior to December 31, 2015. If any of these tax audit settlements do occur within that period, we would make any necessary adjustments to the accrual for unrecognized tax benefits. Until formal resolutions are reached between us and the tax authorities, the determination of a possible audit settlement range with respect to the impact on unrecognized tax benefits is not practicable.

Based on the current status of income tax audits, we believe that the total amount of unrecognized tax benefits may significantly decrease in the next twelve months. Although the ultimate resolution of our tax audits is unpredictable, the resulting change in our unrecognized tax benefits could have a material impact on our results of operations and/or cash flows.

5. Debt

A summary of short-term and long-term debt outstanding is as follows:

(in millions)	December 31,
	2014	2013
5.9% Senior Notes, due 2017 [1]	$400	$400
6.55% Senior Notes, due 2037 [2]	399	399
Commercial paper	—	—
Total debt	799	799
Less: short-term debt including current maturities	—	—
Long-term debt	$799	$799

[1]	Interest payments are due semiannually on April 15 and October 15, and as of December 31, 2014, the unamortized debt discount is less than $1 million.

[2]	Interest payments are due semiannually on May 15 and November 15, and as of December 31, 2014, the unamortized debt discount is approximately $1 million.

Annual long-term debt maturities are scheduled as follows based on book values as of December 31, 2014: no amounts due from 2015 – 2016, approximately $400 million due in 2017 and approximately $399 million due thereafter.

Currently, we have the ability to borrow a total of $1.0 billion through our commercial paper program, which is supported by our $1.0 billion four-year credit agreement (our "credit facility") that we entered into in June 2013 and will terminate on June 19, 2017. As of December 31, 2014 and 2013, we had no outstanding commercial paper.

We pay a commitment fee of 20 to 45 basis points for our credit facility, depending on our indebtedness to cash flow ratio, whether or not amounts have been borrowed and currently pay a commitment fee of 20 basis points. The interest rate on borrowings under our credit facility is, at our option, calculated using rates that are primarily based on either the prevailing London Inter-Bank Offer Rate, the prime rate determined by the administrative agent or the Federal Funds Rate. For certain borrowings under this credit facility there is also a spread based on our indebtedness to cash flow ratio added to the applicable rate.

Our credit facility contains certain covenants. The only financial covenant requires that our indebtedness to cash flow ratio, as defined in our credit facility, is not greater than 3.25 to 1, and this covenant has never been exceeded.

6. Employee Benefits

We maintain a number of active defined contribution retirement plans for our employees. The majority of our defined benefit plans are frozen. As a result, no new employees will be permitted to enter these plans and no additional benefits for current participants in the frozen plans will be accrued.

We also have supplemental benefit plans that provide senior management with supplemental retirement, disability and death benefits. Certain supplemental retirement benefits are based on final monthly earnings. In addition, we sponsor voluntary 401(k) plans under which we may match employee contributions up to certain levels of compensation as well as profit-sharing plans under which we contribute a percentage of eligible employees' compensation to the employees' accounts.

We also provide certain medical, dental and life insurance benefits for active and retired employees and eligible dependents. The medical and dental plans and supplemental life insurance plan are contributory, while the basic life insurance plan is noncontributory. We currently do not prefund any of these plans.

We recognize the funded status of our retirement and postretirement plans in the consolidated balance sheets, with a corresponding adjustment to accumulated other comprehensive income, net of taxes. The amounts in accumulated other comprehensive income represent net unrecognized actuarial losses and unrecognized prior service costs. These amounts will be subsequently recognized as net periodic pension cost pursuant to our accounting policy for amortizing such amounts.

As part of the sale of McGraw Hill Construction and MHE, described further in Note 2 – Acquisitions and Divestitures, we retained the benefit obligations and plan assets related to McGraw Hill Construction and MHE; however, the benefit cost for periods presented is bifurcated between continuing and discontinued operations.

Benefit Obligation

A summary of the benefit obligation and the fair value of plan assets, as well as the funded status for the retirement and postretirement plans as of December 31, is as follows (benefits paid in the table below include only those amounts contributed directly to or paid directly from plan assets):

(in millions)	Retirement Plans		Postretirement Plans
	2014	2013	2014	2013
Net benefit obligation at beginning of year	$2,004	$2,171	$103	$129
Service cost	5	10	1	2
Interest cost	99	91	4	5
Plan participants’ contributions	—	—	4	4
Actuarial loss (gain)	504	(178)	5	(13)
Gross benefits paid	(125)	(77)	(13)	(13)
Foreign currency effect	(25)	8	—	—
Curtailment [1]	—	(26)	—	(11)
Other adjustments	—	5	(8)	—
Net benefit obligation at end of year	2,462	2,004	96	103
Fair value of plan assets at beginning of year	2,088	1,851	—	—
Actual return on plan assets	270	281	—	—
Employer contributions	22	27	9	9
Plan participants’ contributions	—	—	4	4
Gross benefits paid	(125)	(77)	(13)	(13)
Foreign currency effect	(19)	6	—	—
Fair value of plan assets at end of year	2,236	2,088	—	—
Funded status	$(226)	$84	$(96)	$(103)
Amounts recognized in consolidated balance sheets:
Non-current assets	$28	$261	$—	$—
Current liabilities	(8)	(7)	(9)	(9)
Non-current liabilities	(246)	(170)	(87)	(94)
	$(226)	$84	$(96)	$(103)
Accumulated benefit obligation	$2,440	$2,004
Plans with accumulated benefit obligation in excess of the fair value of plan assets:
Projected benefit obligation	$2,046	$176
Accumulated benefit obligation	$2,024	$158
Fair value of plan assets	$1,792	$—
Amounts recognized in accumulated other comprehensive loss, net of tax:
Net actuarial loss (gain)	$452	$227	$(8)	$(11)
Prior service credit	1	1	(5)	(1)
Total recognized	$453	$228	$(13)	$(12)

[1]
The curtailment gain for our retirement plans in 2013 relates to a freeze of pension accruals for MHE employees as well as all remaining active employees in the United Kingdom ("U.K."). The curtailment gain for our postretirement plans relates to the sale of MHE on March 22, 2013.

The actuarial loss included in accumulated other comprehensive loss for our retirement plans and expected to be recognized in net periodic pension cost during the year ending December 31, 2015 is $21 million. There is no prior service credit included in accumulated other comprehensive loss for our retirement plans expected to be recognized in net periodic benefit cost during the year ending December 31, 2015.

There is no actuarial loss and an immaterial amount of prior service credit included in accumulated other comprehensive loss for our postretirement plans expected to be recognized in net periodic benefit cost during the year ending December 31, 2015.

Net Periodic Cost

For purposes of determining annual pension cost, prior service costs are being amortized straight-line over the average expected remaining lifetime of plan participants expected to receive benefits.

A summary of net periodic benefit cost for our retirement and postretirement plans for the years ended December 31, is as follows:

(in millions)	Retirement Plans			Postretirement Plans
	2014	2013	2012	2014	2013	2012
Service cost	$5	$10	$24	$1	$2	$3
Interest cost	99	91	93	4	5	5
Expected return on assets	(138)	(129)	(124)	—	—	—
Amortization of:
Actuarial loss (gain)	11	26	32	(1)	—	—
Prior service cost (credit)	—	5	(1)	—	(1)	(1)
Curtailment [1]	—	(8)	—	(1)	(12)	—
Net periodic benefit cost	$(23)	$(5)	$24	$3	$(6)	$7

[1]
The curtailment gain for our retirement plans in 2013 relates to a freeze of pension accruals for MHE employees as well as all remaining active employees in the United Kingdom ("U.K."). The curtailment gain for our postretirement plans in 2014 is a result of plan changes effective October 31, 2014 eliminating retiree medical and life insurance benefits for active employees not retiring by July 1, 2016. The curtailment gain for our postretirement plans in 2013 relates to the sale of MHE on March 22, 2013.

Our U.K. retirement plan accounted for a benefit of $8 million in 2014, $10 million in 2013, including the $8 million curtailment gain discussed above, and $3 million in 2012 of the net periodic benefit cost attributable to the funded plans.

Other changes in plan assets and benefit obligations recognized in other comprehensive income, net of tax for the years ended December 31, are as follows:

(in millions)	Retirement Plans			Postretirement Plans
	2014	2013	2012	2014	2013	2012
Net actuarial loss (gain)	$232	$(213)	$116	$3	$(8)	$2
Recognized actuarial (gain) loss	(7)	(15)	(20)	1	—	—
Prior service cost (credit)	—	5	2	(5)	—	1
Total recognized	$225	$(223)	$98	$(1)	$(8)	$3

The total cost for our retirement plans was $81 million for 2014, $96 million for 2013 and $129 million for 2012. Included in the total retirement plans cost are defined contribution plans cost of $74 million for 2014, $75 million for 2013 and $86 million for 2012.

Assumptions

	Retirement Plans			Postretirement Plans
	2014	2013	2012	2014	2013	2012
Benefit obligation:
Discount rate	4.15%	5.00%	4.10%	3.60%	4.20%	3.45%
Net periodic cost:
Weighted-average healthcare cost rate [1]				7.0%	7.0%	7.5%
Discount rate - U.S. plan [2]	5.0%	4.1%	5.1%	4.125%	3.45%	4.45%
Discount rate - U.K. plan [2]	4.5%	4.8%	5.1%
Compensation increase factor - U.S. plan	N/A	N/A	4.5%
Compensation increase factor - U.K. plan	N/A	5.75%	5.85%
Return on assets [3]	7.125%	7.25%	7.75%

[1]
The assumed weighted-average healthcare cost trend rate will decrease ratably from 7% in 2014 to 5% in 2020 and remain at that level thereafter. Assumed healthcare cost trends have an effect on the amounts reported for the healthcare plans. A one percentage point change in assumed healthcare cost trend creates the following effects:

(in millions)	1% point increase	1% point decrease
Effect on postretirement obligation	$5	$(4)

[2]
Effective January 1, 2015, we changed our discount rate assumption on our U.S. retirement plans to 4.15% from 5.0% in 2014 and changed our discount rate assumption on our U.K. plan to 3.8% from 4.5% in 2014.

[3]
The expected return on assets assumption is calculated based on the plan’s asset allocation strategy and projected market returns over the long-term. Effective January 1, 2015, we changed our return on assets assumption to 6.25% from 7.125% for the U.S. plan in 2014 and to 6.25% from 6.75% for the U.K. plan in 2014.

In addition to the assumptions in the above table, assumed mortality is also a key assumption in determining benefit obligations. At December 31, 2014, the Company updated the assumed mortality rates to reflect life expectancy improvements.

Cash Flows

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) was enacted. The Act established a prescription drug benefit under Medicare, known as “Medicare Part D”, and a federal subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Our benefits provided to certain participants are at least actuarially equivalent to Medicare Part D, and, accordingly, we are entitled to a subsidy.

Expected employer contributions in 2015 are $15 million for our retirement plans and $10 million for our postretirement plans. In 2015, we may elect to make additional non-required contributions depending on investment performance and the pension plan status. Information about the expected cash flows for our retirement and postretirement plans and the impact of the Medicare subsidy is as follows:

(in millions)		Postretirement Plans [2]
	Retirement [1] Plans	Gross payments	Retiree contributions	Medicare subsidy	Net payments
2015	$84	$15	$(5)	$(1)	$9
2016	88	15	(5)	(1)	9
2017	92	15	(5)	(1)	9
2018	96	15	(5)	(1)	9
2019	100	14	(5)	(1)	8
2020-2024	553	52	(15)	(3)	34

[1]	Reflects the total benefits expected to be paid from the plans or from our assets including both our share of the benefit cost and the participants’ share of the cost.

[2]	Reflects the total benefits expected to be paid from our assets.

Fair Value of Plan Assets

In accordance with authoritative guidance for fair value measurements certain assets and liabilities are required to be recorded at fair value. Fair value is defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value hierarchy has been established which requires us to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of inputs used to measure fair value are as follows:

•	Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities.

•
Level 2 - Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value of our defined benefit plans assets as of December 31, 2014 and 2013, by asset class is as follows:

(in millions)	December 31, 2014
	Total	Level 1	Level 2	Level 3
Cash and short-term investments	$176	$17	$159	$—
Equities:
U.S. indexes [1]	293	88	205	—
U.S. growth and value	204	147	57	—
U.K.	67	56	11	—
International, excluding U.K.	139	42	97	—
Fixed income:
Long duration strategy [2]	1,165	—	1,165	—
Intermediate duration securities	25	—	25	—
Agency mortgage backed securities	6	—	6	—
Asset backed securities	18	—	18	—
Non-agency mortgage backed securities [3]	37	—	37	—
U.K. [4]	7	—	7	—
International, excluding U.K.	85	—	85	—
Other	14	—	14	—
Total	$2,236	$350	$1,886	$—

(in millions)	December 31, 2013
	Total	Level 1	Level 2	Level 3
Cash, short-term investments, and other	$68	$20	$48	$—
Equities:
U.S. indexes [1]	514	145	369	—
U.S. growth and value	373	325	48	—
U.K.	183	101	82	—
International, excluding U.K.	227	131	96	—
Fixed income:
Long duration strategy [2]	517	—	517	—
Intermediate duration securities	11	—	11	—
Agency mortgage backed securities	7	—	7	—
Asset backed securities	16	—	16	—
Non-agency mortgage backed securities [3]	45	—	45	—
U.K. [4]	66	—	66	—
International, excluding U.K.	61	—	61	—
Total	$2,088	$722	$1,366	$—

[1]	Includes securities that are tracked in the following indexes: S&P 500, S&P MidCap 400, S&P MidCap 400 Growth and S&P Smallcap 600.

[2]	Includes securities that are investment grade obligations of issuers in the U.S.

[3]	Includes U.S. mortgage-backed securities that are not backed by the U.S. government.

[4]	Includes securities originated by the government of and other issuers from the U.K.

For securities that are quoted in active markets, the trustee/custodian determines fair value by applying securities’ prices obtained from its pricing vendors. For commingled funds that are not actively traded, the trustee applies pricing information provided by investment management firms to the unit quantities of such funds. Investment management firms employ their own pricing vendors to value the securities underlying each commingled fund. Underlying securities that are not actively traded derive their prices from investment managers, which in turn, employ vendors that use pricing models (e.g., discounted cash flow, comparables). The domestic defined benefit plans have no investment in our stock, except through the S&P 500 commingled index fund.

Pension Trusts’ Asset Allocations

There are two pension trusts, one in the U.S. and one in the U.K.

•
The U.S. pension trust had assets of $1.8 billion and $1.7 billion as of December 31, 2014 and 2013, respectively, and the target allocations in 2014 include 26% domestic equities, 6% international equities, and 68% debt securities and short-term investments.

•
The U.K. pension trust had assets of $443 million and $399 million as of December 31, 2014 and 2013, respectively, and the target allocations in 2014 include 30% equities, 40% diversified growth funds and 30% fixed income.

The pension assets are invested with the goal of producing a combination of capital growth, income and a liability hedge. The mix of assets is established after consideration of the long-term performance and risk characteristics of asset classes. Investments are selected based on their potential to enhance returns, preserve capital and reduce overall volatility. Holdings are diversified within each asset class. The portfolios employ a mix of index and actively managed equity strategies by market capitalization, style, geographic regions and economic sectors. The fixed income strategies include U.S. long duration securities, opportunistic fixed income securities and U.K. debt instruments. The short-term portfolio, whose primary goal is capital preservation for liquidity purposes, is composed of government and government-agency securities, uninvested cash, receivables and payables. The portfolios do not employ any financial leverage.

U.S. Defined Contribution Plans

Assets of the defined contribution plans in the U.S. consist primarily of investment options which include actively managed equity, indexed equity, actively managed equity/bond funds, target date funds, McGraw Hill Financial common stock, stable value and money market strategies. There is also a self-directed mutual fund investment option. The plans purchased 301,924 shares and sold 629,086 shares of McGraw Hill Financial common stock in 2014 and purchased 261,672 shares and sold 1,182,318 shares of McGraw Hill Financial common stock in 2013. The plans held approximately 1.9 million shares of McGraw Hill Financial common stock as of December 31, 2014 and 2.2 million shares as of December 31, 2013, with market values of $165 million and $172 million, respectively. The plans received dividends on McGraw Hill Financial common stock of $3 million during the year ended December 31, 2014 and $3 million during the year ended December 31, 2013.

7. Stock-Based Compensation

We issue stock-based incentive awards to our eligible employees and Directors under the 2002 Employee Stock Incentive Plan and a Director Deferred Stock Ownership Plan.

•
2002 Employee Stock Incentive Plan (the “2002 Plan”) – The 2002 Plan permits the granting of nonqualified stock options, stock appreciation rights, performance stock, restricted stock and other stock-based awards.

•
Director Deferred Stock Ownership Plan – Under this plan, common stock reserved may be credited to deferred stock accounts for eligible Directors. In general, the plan requires that 50% of eligible Directors’ annual compensation plus dividend equivalents be credited to deferred stock accounts. Each Director may also elect to defer all or a portion of the remaining compensation and have an equivalent number of shares credited to the deferred stock account. Recipients under this plan are not required to provide consideration to us other than rendering service. Shares will be delivered as of the date a recipient ceases to be a member of the Board of Directors or within five years thereafter, if so elected. The plan will remain in effect until terminated by the Board of Directors or until no shares of stock remain available under the plan.

The number of common shares reserved for issuance are as follows:

(in millions)	December 31,
	2014	2013
Shares available for granting under the 2002 Plan	31.4	30.3
Options outstanding	8.1	12.2
Total shares reserved for issuance [1]	39.5	42.5

[1]	Shares reserved for issuance under the Director Deferred Stock Ownership Plan are not included in the total, but are approximately 0.1 million.

We issue treasury shares upon exercise of stock options and the issuance of restricted stock and unit awards. To offset the dilutive effect of the exercise of employee stock options, we periodically repurchase shares. See Note 8 – Equity for further discussion.

Stock-based compensation expense and the corresponding tax benefit are as follows:

(in millions)	Year Ended December 31,
	2014	2013	2012
Stock option expense	$21	$13	$10
Restricted stock and unit awards expense	79	83	80
Total stock-based compensation expense	$100	$96	$90

Tax benefit	$38	$37	$35

Stock-based compensation of $2 million, $10 million and $19 million is recorded in discontinued operations for the years ended December 31, 2014, 2013 and 2012, respectively, as a result of the sale of MHE and McGraw Hill Construction described further in Note 2 – Acquisitions and Divestitures. Additionally, stock-based compensation expense for the year ended December 31, 2012 include amounts related to employees at the Company's corporate offices who transferred to MHE of $5 million.

Stock Options

Stock options may not be granted at a price less than the fair market value of our common stock on the date of grant. Stock options granted in 2014 and 2013 vest over a three year service period in equal annual installments and have a maximum term of 10 years. Stock option compensation costs for 2014 and 2013 grants are recognized from the date of grant, utilizing a three-year graded vesting method. Under this method, one-third of the costs are ratably recognized over the first twelve months, one-third of the costs are ratably recognized over a twenty-four month period starting from the date of grant with the remaining costs ratably recognized over a thirty-six month period starting from the date of grant.

Stock options granted in 2011 and prior years vest over a two year service period in equal annual installments and have a maximum term of 10 years. Stock option compensation costs for 2011 and prior year grants are recognized from the date of grant, utilizing a two-year graded vesting method. Under this method, fifty percent of the costs are ratably recognized over the first twelve months with the remaining costs ratably recognized over a twenty-four month period starting from the date of grant.

We use a lattice-based option-pricing model to estimate the fair value of options granted. The following assumptions were used in valuing the options granted (in 2012, stock options were not granted as part of employees' total stock-based incentive awards):

	Year Ended December 31,
	2014	2013	2012
Risk-free average interest rate	0.1 - 2.9%	0.1 - 2.9%	N/A
Dividend yield	1.8 - 1.4%	2.09 - 2.07%	N/A
Volatility	18 - 41%	29 - 45%	N/A
Expected life (years)	6.25 - 6.21	6.1 - 6.2	N/A
Weighted-average grant-date fair value per option	$23.41	$14.46	N/A

Because lattice-based option-pricing models incorporate ranges of assumptions, those ranges are disclosed. These assumptions are based on multiple factors, including historical exercise patterns, post-vesting termination rates, expected future exercise patterns and the expected volatility of our stock price. The risk-free interest rate is the imputed forward rate based on the U.S. Treasury yield at the date of grant. We use the historical volatility of our stock price over the expected term of the options to estimate the expected volatility. The expected term of options granted is derived from the output of the lattice model and represents the period of time that options granted are expected to be outstanding.

Stock option activity is as follows:

(in millions, except per award amounts)	Shares		Weighted average exercise price	Weighted-average remaining years of contractual term	Aggregate intrinsic value
Options outstanding as of December 31, 2013	12.2		$41.78
Granted	0.8	[1]	$77.85
Exercised	(4.8)		$72.04
Canceled, forfeited and expired	(0.1)		$50.96
Options outstanding as of December 31, 2014	8.1		$45.18	4.8	$356
Options exercisable as of December 31, 2014	6.5		$40.28	3.8	$317

(in millions, except per award amounts)	Shares	Weighted-average grant-date fair value
Nonvested options outstanding as of December 31, 2013	1.3	$14.46
Granted	0.8	$23.41
Vested	(0.4)	$14.47
Forfeited	(0.1)	$15.68
Nonvested options outstanding as of December 31, 2014	1.6	$19.00
Total unrecognized compensation expense related to nonvested options	$12
Weighted-average years to be recognized over	2.1

The total fair value of our stock options that vested during the years ended December 31, 2014, 2013 and 2012 was $6 million, $12 million and $21 million, respectively. In 2012, stock options were not granted as part of employees' total stock-based incentive awards which contributed to the decrease in the fair value of our stock options that vested during the year ended December 31, 2013.

We receive a tax deduction for certain stock option exercises during the period in which the options are exercised, generally for the excess of the quoted market value of the stock at the time of the exercise of the options over the exercise price of the options (“intrinsic value”). For the years ended December 31, 2014, 2013 and 2012, $128 million, $43 million and $42 million, respectively, of excess tax benefits from stock options exercised are reported in our cash flows used for financing activities.

Information regarding our stock option exercises is as follows:

(in millions)	Year Ended December 31,
	2014	2013	2012
Net cash proceeds from the exercise of stock options	$193	$258	$299
Total intrinsic value of stock option exercises	$168	$158	$120
Income tax benefit realized from stock option exercises	$73	$61	$47

Restricted Stock and Unit Awards

Restricted stock and unit awards (performance and non-performance) have been granted under the 2002 Plan. Restricted stock and unit performance awards will vest only if we achieve certain financial goals over the performance period. Restricted stock non-performance awards have various vesting periods (generally three years), with vesting beginning on the first anniversary of the awards. Recipients of restricted stock and unit awards are not required to provide consideration to us other than rendering service.

The stock-based compensation expense for restricted stock and unit awards is determined based on the market price of our stock at the grant date of the award applied to the total number of awards that are anticipated to fully vest. For restricted stock and unit performance awards, adjustments are made to expense dependent upon financial goals achieved.

Restricted stock and unit activity for performance and non-performance awards is as follows:

(in millions, except per award amounts)	Shares	Weighted-average grant-date fair value
Nonvested shares as of December 31, 2013	3.1	$47.89
Granted	0.7	$77.74
Vested	(1.9)	$44.54
Forfeited	(0.2)	$57.26
Nonvested shares as of December 31, 2014	1.7	$61.56
Total unrecognized compensation expense related to nonvested awards	$68
Weighted-average years to be recognized over	1.6

	Year Ended December 31,
	2014	2013	2012
Weighted-average grant-date fair value per award	$77.74	$44.22	$44.38
Total fair value of restricted stock and unit awards vested	$88	$119	$90
Tax benefit relating to restricted stock activity	$30	$33	$32

8. Equity

Capital Stock

Two million shares of preferred stock, par value $1 per share, are authorized; none have been issued.

On February 12, 2015, the Board of Directors approved an increase in the dividends for 2015 to a quarterly rate of $0.33 per common share.

	Year Ended December 31,
	2014	2013	2012
Quarterly dividend rate	$0.30	$0.28	$0.255
Annualized dividend rate	$1.20	$1.12	$1.02
Special dividend	$—	$—	$2.50
Dividends paid (in millions)	$326	$308	$984

Stock Repurchases

On December 4, 2013, the Board of Directors approved a stock repurchase program authorizing the purchase of 50 million shares (the "2013 Repurchase Program"), which was approximately 18% of the total shares of our outstanding common stock at that time. In 2011, the Board of Directors approved a stock repurchase program authorizing the purchase of up to 50 million shares (the “2011 Repurchase Program”), which was approximately 17% of the total shares of our outstanding common stock at that time.

Share repurchases were as follows:

(in millions, except average price)	Year Ended December 31,
	2014	2013	2012
Total number of shares purchased - 2013 Repurchase Program	4.4	—	—
Total number of shares purchased - 2011 Repurchase Program [1,2]	—	16.9	6.8
Average price paid per share 2.3	$79.06	$58.52	$50.35
Total cash utilized [3]	$352	$989	$295

[1]	2013 and 2012 include shares received as part of our accelerated share repurchase agreements as described in more detail below.

[2]
On June 25, 2014, we repurchased 0.5 million shares of the Company's common stock from the personal holdings of Harold W. McGraw III, Chairman of the Company's Board of Directors and former President and CEO of the Company, at a discount of 0.35% from the June 24, 2014 New York Stock Exchange closing price. We repurchased these shares with cash for $41 million at an average price of $82.66 per share. See Note 13 — Related Party Transactions for further information.

[3]
In December 2013, 0.1 million shares were repurchased for approximately $10 million, which settled in January 2014. Excluding these 0.1 million shares, the average price paid per share was $58.36. Cash used for financing activities only reflects those shares which settled during the year ended December 31, 2014 resulting in $362 million of cash used to repurchase shares.

Our purchased shares may be used for general corporate purposes, including the issuance of shares for stock compensation plans and to offset the dilutive effect of the exercise of employee stock options. As of December 31, 2014, 45.6 million shares remained available under the 2013 Repurchase Program. As of December 31, 2014, there were no remaining shares available under the 2011 Repurchase Program. The 2013 Repurchase Program has no expiration date and purchases under this program may be made from time to time on the open market and in private transactions, depending on market conditions.

Accelerated Share Repurchase Program

We entered into an accelerated share repurchase (“ASR”) agreement with a financial institution on March 25, 2013 to initiate share repurchases aggregating $500 million. The ASR agreement was structured as a capped ASR agreement in which we paid $500 million and received an initial delivery of approximately 7.2 million shares during the three months ended March 31, 2013, with an additional 1.4 million shares received on April 1, 2013, in the aggregate, representing the minimum number of shares of our common stock to be repurchased based on a calculation using a specific capped price per share. The total number of shares ultimately purchased was determined based on the volume weighted-average share price (“VWAP”), minus a discount, of our common stock from March 25, 2013 through July 22, 2013. On July 25, 2013 we received a final incremental delivery of 0.7 million shares determined using a VWAP of $53.7995 bringing the total amount of shares received to 9.3 million.
In December 2011, we entered into two separate ASR agreements with a financial institution to initiate share repurchases aggregating $500 million. The first ASR agreement was structured as an uncollared ASR agreement for the repurchase of $250 million of shares at a per share price equal to the VWAP of our common stock between December 7, 2011 and February 22, 2012. We purchased and received approximately 5 million and 0.8 million shares in December 2011 and February 2012, respectively, under the agreement. The second agreement was structured as a capped agreement for the repurchase of 250 million of shares where we purchased and received 5 million and 0.1 million shares in December 2011 and April 2012, respectively.
Redeemable Noncontrolling Interests

The agreement with the minority partners of our S&P Dow Jones Indices LLC partnership discussed in Note 2 – Acquisitions and Divestitures contains redemption features whereby interests held by minority partners are redeemable either (i) at the option of the holder or (ii) upon the occurrence of an event that is not solely within our control. Specifically, under the terms of the operating agreement of S&P Dow Jones Indices LLC, after December 31, 2017, CME Group and CGIS will have the right at any time to sell, and we are obligated to buy, at least 20% of their share in S&P Dow Jones Indices LLC. In addition, in the event there is a change of control of the Company, for the 15 days following a change in control, CME Group and CGIS will have the right to put their interest to us at the then fair value of CME Group's and CGIS' minority interest.

If interests were to be redeemed under this agreement, we would generally be required to purchase the interest at fair value on the date of redemption. This interest is presented on the consolidated balance sheets outside of equity under the caption “Redeemable noncontrolling interest” with an initial value based on fair value for the portion attributable to the net assets we acquired, and based on our historical cost for the portion attributable to our S&P Index business. We adjust the redeemable noncontrolling interest each reporting period to its estimated redemption value, but never less than its initial fair value, considering a combination of an income and market valuation approach. Our income and market valuation approaches may incorporate Level 3 fair value measures for instances when observable inputs are not available, including assumptions related to expected future net cash flows, long-term growth rates, the timing and nature of tax attributes, and the redemption features. Any adjustments to the redemption value will impact retained income.

Noncontrolling interests that do not contain such redemption features are presented in equity.

Changes to redeemable noncontrolling interest during the year ended December 31, 2014 were as follows:

(in millions)
Balance as of December 31, 2013	$810
Net income attributable to noncontrolling interest	92
Distributions to noncontrolling interest	(91)
Redemption value adjustment	(1)
Balance as of December 31, 2014	$810

Accumulated Other Comprehensive Loss

The following table summarizes the changes in the components of accumulated other comprehensive loss for the year ended December 31, 2014:

(in millions)	Foreign Currency Translation Adjustment	Pension and Postretirement Benefit Plans		Unrealized Gain (Loss) on Forward Exchange Contracts	Accumulated Other Comprehensive Loss
Balance as of December 31, 2013	$23	$(216)		$(3)	$(196)
Other comprehensive income before reclassifications	(106)	(221)		3	(324)
Reclassifications from accumulated other comprehensive loss to net earnings		6	[1]		6
Net other comprehensive income	(106)	(215)		3	(318)
Balance as of December 31, 2014	$(83)	$(431)		$—	$(514)

[1]	See Note 6 — Employee Benefits for additional details of items reclassed from accumulated other comprehensive loss to net earnings.

The net actuarial loss and prior service cost related to pension and other postretirement benefit plans included in other comprehensive income is net of a tax provision of $3 million for the twelve months ended December 31, 2014.

9. Earnings (Loss) per Share

Basic earnings (loss) per common share is computed by dividing net income (loss) attributable to the common shareholders of the Company by the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is computed in the same manner as basic earnings (loss) per share, except the number of shares is increased to include additional common shares that would have been outstanding if potential common shares with a dilutive effect had been issued. Potential common shares consist primarily of stock options, restricted stock and restricted stock units calculated using the treasury stock method.

The calculation for basic and diluted earnings (loss) per share is as follows:

(in millions, except per share data)	Year Ended December 31,
	2014	2013	2012
Amount attributable to McGraw Hill Financial, Inc. common shareholders:
(Loss) income from continuing operations	$(293)	$783	$651
Income (loss) from discontinued operations	178	593	(214)
Net (loss) income attributable to the Company	$(115)	$1,376	$437

Basic weighted-average number of common shares outstanding	271.5	274.5	278.6
Effect of stock options and other dilutive securities	—	5.3	6.0
Diluted weighted-average number of common shares outstanding	271.5	279.8	284.6

(Loss) income from continuing operations:
Basic	$(1.08)	$2.85	$2.33
Diluted	$(1.08)	$2.80	$2.29
Income (loss) from discontinued operations:
Basic	$0.66	$2.16	$(0.77)
Diluted	$0.66	$2.12	$(0.75)
Net (loss) income:
Basic	$(0.42)	$5.01	$1.57
Diluted	$(0.42)	$4.91	$1.53

Each period we have certain stock options and restricted performance shares that are excluded from the computation of diluted earnings (loss) per share. The effect of the potential exercise of stock options is excluded when a loss from continuing operations exists or when the average market price of our common stock is lower than the exercise price of the related option during the period because the effect would have been antidilutive. Additionally, restricted performance shares are excluded when a loss from continuing operations exists or because the necessary vesting conditions had not been met. As of December 31, 2014, there were 2.9 million stock options excluded as compared to 1.2 million and 3.4 million stock options excluded for the years ended December 31, 2013 and 2012, respectively. Additionally, restricted performance shares outstanding of 3.2 million, 0.9 million and 1.4 million as of December 31, 2014, 2013 and 2012, respectively, were excluded.

10. Restructuring

During 2014 and 2013, we continued to evaluate our cost structure and further identified cost savings associated with streamlining our management structure and our decision to exit non-strategic businesses. Our 2014 and 2013 restructuring plans consisted of a company-wide workforce reduction of approximately 590 positions and 520 positions, respectively, and are further detailed below. The charges for each restructuring plan are classified as selling and general expenses within the consolidated statements of income and the reserves are included in other current liabilities in the consolidated balance sheets.

In certain circumstances, reserves are no longer needed because of efficiencies in carrying out the plans or because employees previously identified for separation resigned from the Company and did not receive severance or were reassigned due to circumstances not foreseen when the original plans were initiated. In these cases, we reverse reserves through the consolidated statements of income during the period when it is determined they are no longer needed. There was approximately $7 million of reserves from the 2012 restructuring plan that we have reversed in 2013, which offset the initial charge of $49 million recorded for the 2013 restructuring plan.

As part of the sale of McGraw Hill Construction, which has historically been part of our C&C segment, to Symphony Technology Group, described further in Note 2 — Acquisitions and Divestitures, we have retained McGraw Hill Construction's restructuring liabilities. Therefore, the remaining reserves described below include McGraw Hill Construction's restructuring liability; however, the initial charge associated with the reserve has been bifurcated between continuing and discontinued operations.

The initial restructuring charge recorded and the ending reserve balance as of December 31, 2014 by segment is as follows:

	2014 Restructuring Plan		2013 Restructuring Plan
(in millions)	Initial Charge Recorded	Ending Reserve Balance	Initial Charge Recorded	Ending Reserve Balance
S&P Ratings	$45	$42	$13	2
S&P Capital IQ	9	7	10	1
C&C [1]	16	14	10	2
Corporate	16	15	16	2
Total	$86	$78	$49	$7

[1]
The 2014 restructuring plan includes an initial charge of $3 million and an ending reserve balance of $1 million for McGraw Hill Construction. The 2013 restructuring plan includes an initial charge of $1 million and an ending reserve balance of less than $1 million for McGraw Hill Construction.

For the year ended December 31, 2014, we have reduced the reserve for the 2014 restructuring plan by $9 million and for the years ended December 31, 2014 and 2013, we have reduced the reserve for the 2013 restructuring plan by $32 million and $10 million, respectively. The reductions primarily related to cash payments for employee severance costs.

11. Segment and Geographic Information

As discussed in Note 1 – Accounting Policies, we have four reportable segments: S&P Ratings, S&P Capital IQ, S&P DJ Indices and C&C.

Our Chief Executive Officer is our chief operating decision-maker and evaluates performance of our segments and allocates resources based primarily on operating profit. Segment operating profit does not include unallocated expense or interest expense, as these are costs that do not affect the operating results of our segments. We use the same accounting policies for our segments as those described in Note 1 – Accounting Policies.

As part of our transformation to McGraw Hill Financial, a comprehensive review of our accounting and reporting practices and policies was undertaken. As a result, beginning on January 1, 2014, to the extent they can be attributed to our continuing operations, all shared operating services have been allocated to the segments utilizing a methodology that more closely aligns with each segment's usage of these services. The costs that remain in unallocated expense primarily relate to corporate center functions and shared operating costs allocable to discontinued operations reclassified during the current year. The updated methodology is reflected in the segment results for the year ended December 31, 2014 and accordingly, the segment results for the prior-year comparative periods have been reclassified to conform with the new presentation.

Segment information for the years ended December 31 is as follows:

(in millions)	Revenue			Operating (Loss) Profit
	2014	2013	2012	2014	2013	2012
S&P Ratings	$2,455	$2,274	$2,034	$(583)	$882	$809
S&P Capital IQ	1,237	1,170	1,124	228	189	183
S&P DJ Indices	552	493	388	347	266	202
C&C [1]	893	841	793	290	280	219
Intersegment elimination [2]	(86)	(76)	(69)	—	—	—
Total operating segments	5,051	4,702	4,270	282	1,617	1,413
Unallocated expense [3]	—	—	—	(169)	(259)	(243)
Total	$5,051	$4,702	$4,270	$113	$1,358	$1,170

[1]
McGraw Hill Construction has historically been part of the C&C segment. In accordance with the presentation of McGraw Hill Construction as a discontinued operation, the results of operations, inclusive of corporate overhead allocations, for all periods presented have been reclassified out of C&C's results to reflect this change. See Note 2 — Acquisitions and Divestitures for further discussion.

[2]	Revenue for S&P Ratings and expenses for S&P Capital IQ include an intersegment royalty charged to S&P Capital IQ for the rights to use and distribute content and data developed by S&P Ratings.

[3]
The year ended December 31, 2014 includes restructuring charges of $16 million. The year ended December 31, 2013 includes costs necessary to enable the separation of MHE and reduce our cost structure of $64 million, a $36 million non-cash impairment charge related to the sale of a data center and $13 million related to terminating various leases as we reduce our real estate portfolio. The year ended December 31, 2012 includes costs necessary to enable the separation of MHE and reduce our cost structure of $156 million and $52 million related to a vacation accrual reversal.

(in millions)	Depreciation & Amortization			Capital Expenditures
	2014	2013	2012	2014	2013	2012
S&P Ratings	$43	$45	$43	$33	$40	$43
S&P Capital IQ	50	49	50	38	39	22
S&P DJ Indices	7	10	8	2	4	2
C&C	24	22	23	11	17	16
Total operating segments	124	126	124	84	100	83
Corporate	10	11	17	8	17	13
Total	$134	$137	$141	$92	$117	$96

Segment information as of December 31 is as follows:

(in millions)	Total Assets
	2014	2013
S&P Ratings	$624	$630
S&P Capital IQ	1,011	1,054
S&P DJ Indices	1,166	1,160
C&C	918	907
Total operating segments	3,719	3,751
Corporate [1]	3,052	2,213
Assets held for sale [2]	—	97
Total	$6,771	$6,061

[1]	Corporate assets consist principally of cash and equivalents, assets for pension benefits, deferred income taxes and leasehold improvements related to subleased areas.

[2]	Includes McGraw Hill Construction and one of our data centers as of December 31, 2013.

We have operations with foreign revenue and long-lived assets in approximately 80 countries. We do not have operations in any foreign country that represent more than 8% of our consolidated revenue. Transfers between geographic areas are recorded at agreed upon prices and intercompany revenue and profit are eliminated. No single customer accounted for more than 10% of our consolidated revenue.

The following provides revenue and long-lived assets by geographic region:

(in millions)	Revenue			Long-lived Assets
	Years ended December 31,			December 31,
	2014	2013	2012	2014	2013
United States	$2,911	$2,723	$2,508	$2,117	$2,206
European region	1,316	1,226	1,067	430	432
Asia	528	483	453	54	59
Rest of the world	296	270	242	64	54
Total	$5,051	$4,702	$4,270	$2,665	$2,751

	Revenue			Long-lived Assets
	Years ended December 31,			December 31,
	2014	2013	2012	2014	2013
United States	58%	58%	59%	80%	80%
European region	26	26	25	16	16
Asia	10	10	11	2	2
Rest of the world	6	6	5	2	2
Total	100%	100%	100%	100%	100%

See Note 2 – Acquisitions and Divestitures and Note 10 – Restructuring, for actions that impacted the segment operating results.

12. Commitments and Contingencies

Rental Expense and Lease Obligations

We are committed under lease arrangements covering property, computer systems and office equipment. Leasehold improvements are amortized on a straight-line basis over the shorter of their economic lives or their lease term. Certain lease arrangements contain escalation clauses covering increased costs for various defined real estate taxes and operating services and the associated fees are recognized on a straight-line basis over the minimum lease period.

Rental expense for property and equipment under all operating lease agreements is as follows:

(in millions)	Years ended December 31,
	2014	2013	2012
Gross rental expense	$199	$202	$158
Less: sublease revenue	(16)	(29)	(4)
Less: Rock-McGraw rent credit	(23)	(20)	(19)
Net rental expense	$160	$153	$135

In December 2003, we sold our 45% equity investment in Rock-McGraw, Inc., which owns our headquarters building in New York City, and remained an anchor tenant in our corporate headquarters building in New York City by concurrently leasing back space from the buyer through 2020. As of December 31, 2014, we leased approximately 17% of the building space. Proceeds from the disposition were $382 million and the sale resulted in a pre-tax gain, net of transaction costs, of $131 million ($58 million after-tax) upon disposition. As a result of the amount of building space we retained through our leaseback, a pre-tax gain of $212 million ($126 million after-tax) was deferred upon the disposition in 2003.

In December of 2013, we entered into an arrangement with the buyer to shorten the lease to December 2015 in exchange for approximately $60 million which was recorded as a reduction to the unrecognized deferred gain from the sale. The remaining gain is being amortized over the remaining lease term as a reduction in rent expense. As of December 31, 2014, the remaining deferred gain is $7 million. The amount of the gain amortized during the year ended December 31, 2014 was $21 million; in addition, we accelerated the recognition of $16 million of the deferred gain following the partial exit of the leased space on December 31, 2014. Interest expense associated with this operating lease for the year ended December 31, 2014 was $2 million.

Cash amounts for future minimum rental commitments, including rent payments on the sale-leaseback, under existing non-cancelable leases with a remaining term of more than one year, along with minimum sublease rental income to be received under non-cancelable subleases are shown in the following table.

(in millions)	Rent commitment	Sublease income	Net rent
2015	$152	$(12)	$140
2016	120	(12)	108
2017	109	(11)	98
2018	99	(12)	87
2019	92	(12)	80
2020 and beyond	162	(5)	157
Total	$734	$(64)	$670

Legal & Regulatory Matters
In the normal course of business both in the United States and abroad, the Company, its subsidiary Standard & Poor’s Financial Services LLC (“S&P LLC”) and some of its other subsidiaries are defendants in numerous legal proceedings and are often the subject of government and regulatory proceedings, investigations and inquiries. Many of these proceedings, investigations and inquiries relate to the ratings activity of Standard & Poor’s Ratings Services (“S&P Ratings”) brought by issuers and alleged purchasers of rated securities. In addition, various government and self-regulatory agencies frequently make inquiries and conduct investigations into our compliance with applicable laws and regulations, including those related to ratings activities and antitrust matters. Any of these proceedings, investigations or inquiries could ultimately result in adverse judgments, damages, fines, penalties or activity restrictions, which could adversely impact our consolidated financial condition, cash flows, business or competitive position.
The Company believes that it has meritorious defenses to the pending claims and potential claims in the matters described below and is diligently pursuing these defenses, and in some cases working to reach an acceptable negotiated resolution. However, in view of the uncertainty inherent in litigation and government and regulatory enforcement matters, we cannot predict the eventual outcome of these matters or the timing of their resolution, or in most cases reasonably estimate what the eventual judgments, damages, fines, penalties or impact of activity restrictions may be. As a result, we cannot provide assurance that the outcome of the matters described below will not have a material adverse effect on our consolidated financial condition, cash flows, business or competitive position. As litigation or the process to resolve pending matters progresses, as the case may be, we will continue to review the latest information available and assess our ability to predict the outcome of such matters and the effects, if any, on our consolidated financial condition, cash flows, business and competitive position, which may require that we record liabilities in the consolidated financial statements in future periods.
S&P Ratings
Financial Crisis Litigation
As previously announced on February 3, 2015, the Company, along with S&P LLC, entered into a settlement agreement with the United States, acting through the Department of Justice, with respect to the case captioned United States v. McGraw-Hill Companies, Inc., and Standard & Poor’s Financial Services LLC, No. CV 13-00779-DOC, and with the States of Arizona, Arkansas, California, Connecticut, Colorado, Delaware, Idaho, Illinois, Indiana, Iowa, Maine, Mississippi, Missouri, New Jersey, North Carolina, Pennsylvania, South Carolina, Tennessee and Washington, and the District of Columbia, acting through their respective Attorneys General, with respect to certain cases filed by the States. Under the terms of the settlement agreement, the Company agreed to pay $687.5 million to the United States as a civil monetary penalty pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989, and $687.5 million in aggregate to the States. The settlement agreement contains no findings of violations of law by the Company, S&P LLC or S&P Ratings.
Also as previously announced on February 3, 2015, the Company reached a separate settlement with the California Public Employees’ Retirement System (“CalPERS”) to resolve its claims against the Company regarding ratings on three structured investment vehicles. Under this settlement, the Company will pay CalPERS $125 million.
The Company and its subsidiaries continue to defend additional civil cases brought by private and public plaintiffs arising out of the same or similar facts and circumstances as these settled cases. Discovery in these cases is ongoing. We can provide no assurance that we will not be obligated to pay additional amounts in order to resolve these matters on terms deemed acceptable. At this time, however, we are unable to reasonably estimate the range of such additional amounts, if any.

U.S. Securities and Exchange Commission
As previously announced on January 21, 2015, S&P Ratings entered into administrative settlement agreements with the SEC relating to (i) six U.S. conduit/fusion commercial mortgage-backed securities (“CMBS”) transactions rated by S&P Ratings in 2011 and two additional U.S. conduit/fusion CMBS transactions from that period (the “2011 conduit/fusion CMBS matter”), (ii) certain 2012 publications concerning criteria and research relating to conduit/fusion CMBS (the “2012 CMBS criteria and research matter”) and (iii) S&P Ratings’ internal controls regarding changes made to an assumption used in surveilling certain U.S. residential mortgage-backed securities (the “RMBS matter”). In addition, S&P Ratings entered into settlement agreements with the Attorneys General of New York and Massachusetts relating to the 2011 conduit/fusion CMBS matter. S&P Ratings neither admitted nor denied the violations found by the SEC and the state attorneys general. In connection with the 2011 conduit/fusion CMBS matter, the SEC found that S&P Ratings violated Section 17(a)(1) of the Securities Act of 1933, as amended (the “Securities Act”), Section 15E(c)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rules 17g-2(a)(2)(iii) and 17g-2(a)(6) under the Exchange Act. In connection with the 2012 CMBS criteria and research matter, the SEC found that S&P Ratings violated Section 17(a)(1) of the Securities Act and Rule 17g-2(a)(6) under the Exchange Act. In connection with the RMBS matter, the SEC found that S&P Ratings violated Section 15E(c)(3) of the Exchange Act and Rules 17g-2(a)(2)(iii) and 17g-2(a)(6) thereunder. In connection with these matters, the SEC ordered S&P Ratings censured and enjoined S&P Ratings from violating the aforementioned statutory provisions and rules, and ordered S&P Ratings to pay a total of $58 million, which includes civil money penalties as well as disgorgement and prejudgment interest of $7 million in connection with the 2011 conduit/fusion CMBS matter. S&P Ratings also agreed to pay a total of $19 million to the State of New York and the Commonwealth of Massachusetts in connection with the settlement of the 2011 conduit/fusion CMBS matter. In addition, in connection with the 2011 conduit/fusion CMBS matter, S&P Ratings agreed with the SEC to take a “time-out” from making preliminary or final ratings for any new U.S. conduit/fusion CMBS transaction until January 21, 2016, including engaging in any marketing activity related thereto. This undertaking does not prohibit S&P Ratings from engaging in surveillance of any outstanding conduit/fusion CMBS issues that S&P Ratings has previously rated.
Also as previously announced, on October 27, 2014, the Company received a notice from the staff of the SEC stating that they have concluded their investigation and do not intend to recommend an enforcement action against S&P Ratings with respect to ratings issued for a particular 2007 offering of collateralized debt obligations, known as “Delphinus CDO 2007-1, which was the subject of a Wells Notice from the staff of the SEC received in September 2011.
Prosecutor General of the Corte dei Conti
On January 15, 2014, S&P Ratings received notification of a potential claim by the Prosecutor General of the Corte dei Conti, an Italian administrative court, with respect to whether S&P Ratings’ downgrade of Italian sovereign debt in May 2011 wrongfully damaged Italy’s public finances and international reputation and whether S&P Ratings should pay compensation to Italy for the costs of Italian budget adjustments and for ancillary damages in an amount “not lower than” €234 billion. Although the deadline for the Prosecutor General to file a claim expired on December 20, 2014, the Prosecutor General has filed a request to extend that deadline.
Trani Prosecutorial Proceeding
The prosecutor in the Italian city of Trani is seeking criminal indictments against several current and former S&P Ratings managers and ratings analysts for alleged market manipulation, and against Standard & Poor’s Credit Market Services Europe under Italy’s vicarious liability statute, for having allegedly failed to properly supervise the ratings analysts and prevent them from committing market manipulation. The prosecutor’s theories are based on various actions by S&P Ratings taken with respect to Italian sovereign debt between May 2011 and January 2012. On October 28, 2014, the court granted the prosecutor’s request and issued indictments against the current and former S&P Ratings managers and ratings analysts, as well as Standard & Poor’s Credit Market Services Europe. The trial commenced with a hearing on February 4, 2015, and the proceedings will continue on subsequent dates.
Parmalat Litigation
In September and October 2005, writs of summons were served on The McGraw-Hill Companies, SRL and The McGraw-Hill Companies, SA in an action brought in the Tribunal of Milan, Italy by the Extraordinary Commissioner of Parmalat Finanziaria S.p.A. and Parmalat S.p.A. (collectively, “Parmalat”), claiming damages of €4.1 billion, representing the value of bonds issued by Parmalat which were rated investment grade by S&P Ratings, plus damages for S&P Ratings’ alleged complicity in aggravating Parmalat’s financial difficulties, among other claims. In June 2011, the Court dismissed Parmalat’s main damages claim based on the value of the bonds, and ordered the defendants to pay Parmalat approximately €0.8 million, representing ratings fees paid by Parmalat, plus interest and expenses. In September 2012, Parmalat appealed the judgment and, in November 2012, requested payment of the judgment in the amount of €1.1 million, which was paid in December 2012. On July 2, 2014, the Court of Appeals of Milan issued an order reopening the proceedings to allow the parties to submit additional pleadings. A hearing has been scheduled for February 25, 2015.
In a separate proceeding involving an investigation by the prosecutor’s office in Parma, Italy and service of a Note of Completion of an Investigation on eight S&P Ratings analysts, a judge of the Parma Law Court accepted the prosecutor’s request for dismissal and in July 2014 dismissed the pending criminal proceedings with respect to all eight S&P analysts.
Commodities & Commercial Markets
Platts
In May 2013, representatives from the European Commission (DG Competition, the EC’s antitrust office) commenced an unannounced inspection of Platts’ London offices in conjunction with potential anticompetitive conduct (in particular, in the crude oil, refined oil products and biofuels markets) relating to Platts’ Market On Close price assessment process. No allegations have been made against Platts at this time. There have also been several civil actions filed in the United States relating to potential anticompetitive behavior by market participants relating to Platts’ price assessment process, none of which have named Platts as a defendant.
McGraw Hill Construction
In October 2009, an action was filed in the U.S. District Court for the Southern District of New York in which Reed Construction Data asserted a number of claims under various state and federal laws against the Company relating to alleged misappropriation and unfair competition by McGraw Hill Construction and seeking an unspecified amount of damages. In September 2010, the Court granted the Company’s motion to dismiss some of the claims. On September 24, 2014, the Court granted summary judgment to the Company on all of Reed’s remaining claims with the exception of the unfair competition claim. On October 15, 2014, the parties submitted a joint stipulation to the Court agreeing to dismiss both Reed’s unfair competition claim and the Company’s counterclaims without prejudice to reinstatement in the event of a successful appeal of Reed’s dismissed claims.

13.	Related Party Transactions

On July 31, 2014, we completed the sale of the Company's aircraft to Harold W. McGraw III, Chairman of the Company's Board of Directors and former President and CEO of the Company ("Mr. McGraw") for a purchase price of $20 million, which is modestly higher than the independent appraisal obtained. This transaction was approved by the Nominating and Corporate Governance Committee of the Company's Board of Directors after consultation with members of the Financial Policy Committee. During the second quarter of 2014, we recorded a non-cash impairment charge of $6 million within other (income) loss in our consolidated statement of income as a result of the pending sale.

On June 25, 2014, we repurchased 0.5 million shares of the Company's common stock from the personal holdings of Mr. McGraw. The shares were purchased at a discount of 0.35% from the June 24, 2014 New York Stock Exchange closing price pursuant to a private transaction with Mr. McGraw. We repurchased these shares with cash for $41 million at an average price of $82.66 per share. This transaction was approved by the Nominating and Corporate Governance Committee of the Company's Board of Directors after consultation with members of the Financial Policy Committee.

In June of 2012, we entered into a new license agreement (the "License Agreement") with the holder of S&P Dow Jones Indices LLC noncontrolling interest, CME Group, which replaced the 2005 license agreement between S&P DJ Indices and CME Group. Under the terms of the License Agreement, S&P Dow Jones Indices LLC receives a share of the profits from the trading and clearing of CME Group's equity index products. During the years ended December 31, 2014, 2013 and 2012, S&P Dow Jones Indices LLC earned $52 million, $46 million and $21 million of revenue under the terms of the License Agreement, respectively. The entire amount of this revenue is included in our consolidated statement of income and the portion related to the 27% noncontrolling interest is removed in net income attributable to noncontrolling interests.

14. Quarterly Financial Information (Unaudited)

(in millions, except per share data)	First quarter	Second quarter	Third quarter	Fourth quarter	Total year
2014
Revenue	$1,196	$1,302	$1,263	$1,290	$5,051
Operating profit (loss)	$420	$476	$366	$(1,148)	$113
Income (loss) from continuing operations	$268	$310	$215	$(984)	$(191)
Income from discontinued operations	$7	$6	$2	$163	$178
Net income (loss)	$275	$316	$217	$(821)	$(13)
Net income (loss) attributable to McGraw Hill Financial common shareholders:
Income (loss) from continuing operations	$241	$286	$188	$(1,009)	$(293)
Income from discontinued operations	7	6	2	163	178
Net income (loss)	$248	$292	$190	$(846)	$(115)

Earnings (loss) per share attributable to McGraw Hill Financial, Inc. common shareholders:
Income (loss) from continuing operations:
Basic	$0.89	$1.05	$0.69	$(3.71)	$(1.08)
Diluted	$0.87	$1.04	$0.68	$(3.71)	$(1.08)
Income from discontinued operations:
Basic	$0.02	$0.02	$0.01	$0.60	$0.66
Diluted	$0.02	$0.02	$0.01	$0.60	$0.66
Net income (loss):
Basic	$0.91	$1.08	$0.70	$(3.11)	$(0.42)
Diluted	$0.89	$1.06	$0.69	$(3.11)	$(0.42)

2013
Revenue	$1,140	$1,205	$1,152	$1,206	$4,702
Operating profit	$269	$423	$395	$271	$1,358
Income from continuing operations	$168	$266	$258	$182	$874
Income (loss) from discontinued operations	$587	$11	$(13)	$6	$592
Net income	$755	$277	$245	$188	$1,466
Net income attributable to McGraw Hill Financial common shareholders:
Income from continuing operations	$147	$243	$228	$165	$783
Income (loss) from discontinued operations	588	11	(13)	6	593
Net income	$735	$254	$215	$171	$1,376

Earnings (loss) per share attributable to McGraw Hill Financial, Inc. common shareholders:
Income from continuing operations:
Basic	$0.52	$0.88	$0.83	$0.61	$2.85
Diluted	$0.52	$0.87	$0.82	$0.60	$2.80
Income (loss) from discontinued operations:
Basic	$2.10	$0.04	$(0.05)	$0.02	$2.16
Diluted	$2.07	$0.04	$(0.05)	$0.02	$2.12
Net income:
Basic	$2.62	$0.93	$0.79	$0.63	$5.01
Diluted	$2.59	$0.91	$0.77	$0.62	$4.91
Note - Totals presented may not sum due to rounding.

15.	Condensed Consolidating Financial Statements

On May 26, 2015, we issued $700 million of 4.0% senior notes due in 2025. On August 18, 2015, we issued $2.0 billion of senior notes, consisting of $400 million of 2.5% senior notes due in 2018, $700 million of 3.3% senior notes due in 2020 and $900 million of 4.4% senior notes due in 2026.

The senior notes described above are fully and unconditionally guaranteed by Standard & Poor's Financial Services LLC, a 100% owned subsidiary of the Company. The following condensed consolidating financial statements present the results of operations, financial position and cash flows of McGraw Hill Financial, Inc., Standard & Poor's Financial Services LLC, and the Non-Guarantor Subsidiaries of McGraw Hill Financial, Inc. and Standard & Poor's Financial Services LLC, and the eliminations necessary to arrive at the information for the Company on a consolidated basis.

	Statement of Income
	Year Ended December 31, 2014
(in millions)	McGraw Hill Financial, Inc.	Standard & Poor's Financial Services LLC	Non-Guarantor Subsidiaries	Eliminations	McGraw Hill Financial Inc. Consolidated
Revenue	$598	$2,043	$2,525	$(115)	$5,051
Expenses:
Operating-related expenses	78	389	1,275	(115)	1,627
Selling and general expenses	296	2,350	522	—	3,168
Depreciation	41	17	28	—	86
Amortization of intangibles	4	—	44	—	48
Total expenses	419	2,756	1,869	(115)	4,929
Other loss	3	—	6	—	9
Operating profit (loss)	176	(713)	650	—	113
Interest expense (income), net	66	—	(7)	—	59
Non-operating intercompany transactions	193	38	(231)	—	—
(Loss) income from continuing operations before taxes on income	(83)	(751)	888	—	54
(Benefit) provision for taxes on income	(22)	16	251	—	245
Equity in net (loss) income of subsidiaries	(443)	248	—	195	—
(Loss) income from continuing operations	(504)	(519)	637	195	(191)
Discontinued operations, net of tax:
Income from discontinued operations	18	—	—	—	18
Gain on sale of discontinued operations	160	—	—	—	160
Discontinued operations, net	178	—	—	—	178
Net (loss) income	$(326)	$(519)	$637	$195	(13)
Less: net income from continuing operations attributable to noncontrolling interests	—	—	—	(102)	(102)
Net (loss) income attributable to McGraw Hill Financial, Inc.	$(326)	$(519)	$637	$93	$(115)
Comprehensive (loss) income	$(495)	$(544)	$513	$195	$(331)

	Statement of Income
	Year Ended December 31, 2013
(in millions)	McGraw Hill Financial, Inc.	Standard & Poor's Financial Services LLC	Non-Guarantor Subsidiaries	Eliminations	McGraw Hill Financial Inc. Consolidated
Revenue	$570	$1,931	$2,306	$(105)	$4,702
Expenses:
Operating-related expenses	128	556	985	(105)	1,564
Selling and general expenses	338	532	761	—	1,631
Depreciation	40	19	27	—	86
Amortization of intangibles	5	—	46	—	51
Total expenses	511	1,107	1,819	(105)	3,332
Other loss (income)	25	3	(16)	—	12
Operating profit	34	821	503	—	1,358
Interest expense (income), net	65	—	(6)	—	59
Non-operating intercompany transactions	245	66	(311)	—	—
Income from continuing operations before taxes on income	(276)	755	820	—	1,299
(Benefit) provision for taxes on income	(121)	283	263	—	425
Equity in net income of subsidiaries	1,937	197	—	(2,134)	—
Income from continuing operations	1,782	669	557	(2,134)	874
Discontinued operations, net of tax:
Income (loss) from discontinued operations	82	—	(79)	—	3
Gain (loss) on sale of discontinued operations	644	—	(55)	—	589
Discontinued operations, net	726	—	(134)	—	592
Net income	$2,508	$669	$423	$(2,134)	$1,466
Less: net income from continuing operations attributable to noncontrolling interests	—	—	—	(91)	(91)
Less: net loss from discontinued operations attributable to noncontrolling interests	—	—	—	1	1
Net income attributable to McGraw Hill Financial, Inc.	$2,508	$669	$423	$(2,224)	$1,376
Comprehensive income	$2,773	$669	$452	$(2,106)	$1,788

	Statement of Income
	Year Ended December 31, 2012
(in millions)	McGraw Hill Financial, Inc.	Standard & Poor's Financial Services LLC	Non-Guarantor Subsidiaries	Eliminations	McGraw Hill Financial Inc. Consolidated
Revenue	$522	$1,964	$1,889	$(105)	$4,270
Expenses:
Operating-related expenses	83	587	868	(105)	1,433
Selling and general expenses	360	504	714	—	1,578
Depreciation	45	19	29	—	93
Amortization of intangibles	6	—	42	—	48
Total expenses	494	1,110	1,653	(105)	3,152
Other income	(52)	—	—	—	(52)
Operating profit	80	854	236	—	1,170
Interest expense (income), net	85	—	(4)	—	81
Non-operating intercompany transactions	201	11	(212)	—	—
Income from continuing operations before taxes on income	(206)	843	452	—	1,089
(Benefit) provision for taxes on income	(106)	320	174	—	388
Equity in net income of subsidiaries	2,713	91	—	(2,804)	—
Income from continuing operations	2,613	614	278	(2,804)	701
Loss from discontinued operations	(147)	—	(33)	(29)	(209)
Net income	$2,466	$614	$245	$(2,833)	$492
Less: net income from continuing operations attributable to noncontrolling interests	—	—	—	(50)	(50)
Less: net income from discontinued operations attributable to noncontrolling interests	—	—	—	(5)	(5)
Net income attributable to McGraw Hill Financial, Inc.	$2,466	$614	$245	$(2,888)	$437
Comprehensive income	$2,338	$638	$262	$(2,839)	$399

	Balance Sheet
	December 31, 2014
(in millions)	McGraw Hill Financial, Inc.	Standard & Poor's Financial Services LLC	Non-Guarantor Subsidiaries	Eliminations	McGraw Hill Financial Inc. Consolidated
ASSETS
Current assets:
Cash and equivalents	$1,402	$—	$1,095	$—	$2,497
Accounts receivable, net of allowance for doubtful accounts	120	293	519	—	932
Intercompany receivable	525	2,125	1,998	(4,648)	—
Deferred income taxes	72	334	(43)	—	363
Prepaid and other current assets	80	27	67	—	174
Total current assets	2,199	2,779	3,636	(4,648)	3,966
Property and equipment, net of accumulated depreciation	111	5	90	—	206
Goodwill	109	41	1,228	9	1,387
Other intangible assets, net	13	—	991	—	1,004
Asset for pension benefits	—	—	28	—	28
Investments in subsidiaries	1,258	653	7,125	(9,036)	—
Intercompany loans receivable	19	358	1,595	(1,972)	—
Other non-current assets	81	25	74	—	180
Total assets	$3,790	$3,861	$14,767	$(15,647)	$6,771
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$59	$45	$87	$—	$191
Intercompany payable	2,566	617	1,376	(4,559)	—
Accrued compensation and contributions to retirement plans	133	121	156	—	410
Income taxes currently payable	15	1	16	—	32
Unearned revenue	259	585	479	—	1,323
Accrued legal and regulatory settlements	—	1,609	—	—	1,609
Other current liabilities	194	—	208	—	402
Total current liabilities	3,226	2,978	2,322	(4,559)	3,967
Long-term debt	799	—	—	—	799
Intercompany loans payable	109	—	1,952	(2,061)	—
Pension and postretirement benefits	272	—	61	—	333
Deferred income taxes	(245)	51	250	—	56
Other non-current liabilities	219	8	40	—	267
Total liabilities	4,380	3,037	4,625	(6,620)	5,422
Redeemable noncontrolling interest	—	—	—	810	810
Equity:
Common stock	412	—	2,316	(2,316)	412
Additional paid-in capital	(116)	1,153	7,016	(7,560)	493
Retained income	6,282	(329)	1,053	(60)	6,946
Accumulated other comprehensive loss	(319)	—	(236)	41	(514)
Less: common stock in treasury	(6,849)	—	(7)	7	(6,849)
Total equity - controlling interests	(590)	824	10,142	(9,888)	488
Total equity - noncontrolling interests	—	—	—	51	51
Total equity	(590)	824	10,142	(9,837)	539
Total liabilities and equity	$3,790	$3,861	$14,767	$(15,647)	$6,771

	Balance Sheet
	December 31, 2013
(in millions)	McGraw Hill Financial, Inc.	Standard & Poor's Financial Services LLC	Non-Guarantor Subsidiaries	Eliminations	McGraw Hill Financial Inc. Consolidated
ASSETS
Current assets:
Cash and equivalents	$685	$—	$857	$—	$1,542
Accounts receivable, net of allowance for doubtful accounts	108	345	496	—	949
Intercompany receivable	234	1,394	2,002	(3,630)	—
Deferred income taxes	55	34	19	—	108
Prepaid and other current assets	161	1	83	—	245
Assets held for sale	97	—	—	—	97
Total current assets	1,340	1,774	3,457	(3,630)	2,941
Property and equipment, net of accumulated depreciation	135	7	107	—	249
Goodwill	138	41	1,221	9	1,409
Other intangible assets, net	17	—	1,013	3	1,033
Asset for pension benefits	232	—	29	—	261
Investments in subsidiaries	2,215	646	6,114	(8,975)	—
Intercompany loans receivable	40	344	(20)	(364)	—
Other non-current assets	92	27	49	—	168
Total assets	$4,209	$2,839	$11,970	$(12,957)	$6,061
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$52	$56	$102	$—	$210
Intercompany payable	1,665	391	1,484	(3,540)	—
Accrued compensation and contributions to retirement plans	145	119	159	—	423
Income taxes currently payable	3	—	12	—	15
Unearned revenue	251	559	458	—	1,268
Other current liabilities	227	—	175	—	402
Liabilities held for sale	54	—	—	—	54
Total current liabilities	2,397	1,125	2,390	(3,540)	2,372
Long-term debt	799	—	—	—	799
Intercompany loans payable	89	—	363	(452)	—
Pension and postretirement benefits	220	—	44	—	264
Deferred income taxes	(155)	24	337	—	206
Other non-current liabilities	235	3	29	(1)	266
Total liabilities	3,585	1,152	3,163	(3,993)	3,907
Redeemable noncontrolling interest	—	—	—	810	810
Equity:
Common stock	412	—	2,305	(2,305)	412
Additional paid-in capital	(87)	1,121	7,099	(7,686)	447
Retained income	7,195	542	(462)	109	7,384
Accumulated other comprehensive loss	(150)	24	(111)	41	(196)
Less: common stock in treasury	(6,746)	—	(24)	24	(6,746)
Total equity - controlling interests	624	1,687	8,807	(9,817)	1,301
Total equity - noncontrolling interests	—	—	—	43	43
Total equity	624	1,687	8,807	(9,774)	1,344
Total liabilities and equity	$4,209	$2,839	$11,970	$(12,957)	$6,061

	Statement of Cash Flows
	Year Ended December 31, 2014
(in millions)	McGraw Hill Financial, Inc.	Standard & Poor's Financial Services LLC	Non-Guarantor Subsidiaries	Eliminations	McGraw Hill Financial Inc. Consolidated
Operating Activities:
Net (loss) income	$(326)	$(519)	$637	$195	$(13)
Less: discontinued operations, net	178	—	—	—	178
(Loss) income from continuing operations	(504)	(519)	637	195	(191)
Adjustments to reconcile (loss) income from continuing operations to cash (used for) provided by operating activities from continuing operations:
Depreciation	41	17	28	—	86
Amortization of intangibles	4	—	44	—	48
Provision for losses on accounts receivable	—	5	6	—	11
Deferred income taxes	42	(272)	(15)	—	(245)
Stock-based compensation	31	34	35	—	100
Accrued legal and regulatory settlements	—	1,587	—	—	1,587
Other	21	39	20	—	80
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable	(11)	47	(45)	—	(9)
Prepaid and current assets	(42)	(17)	52	—	(7)
Accounts payable and accrued expenses	(83)	(47)	—	—	(130)
Unearned revenue	8	26	44	—	78
Other current liabilities	(55)	10	(6)	—	(51)
Net change in prepaid/accrued income taxes	13	3	(109)	—	(93)
Net change in other assets and liabilities	(117)	5	57	—	(55)
Cash (used for) provided by operating activities from continuing operations	(652)	918	748	195	1,209
Investing Activities:
Capital expenditures	(26)	(14)	(52)	—	(92)
Acquisitions, net of cash acquired	—	—	(71)	—	(71)
Proceeds from dispositions	63	—	20	—	83
Changes in short-term investments	—	—	15	—	15
Cash provided by (used for) investing activities from continuing operations	37	(14)	(88)	—	(65)
Financing Activities:
Dividends paid to shareholders	(326)	—	—	—	(326)
Dividends and other payments paid to noncontrolling interests	—	—	(84)	—	(84)
Repurchase of treasury shares	(362)	—	—	—	(362)
Exercise of stock options	184	—	9	—	193
Contingent payments	—	—	(11)	—	(11)
Excess tax benefits from share-based payments	128	—	—	—	128
Intercompany financing activities	1,367	(904)	(268)	(195)	—
Cash provided by (used for) financing activities from continuing operations	991	(904)	(354)	(195)	(462)
Effect of exchange rate changes on cash from continuing operations	3	—	(68)	—	(65)
Cash provided by continuing operations	379	—	238	—	617
Discontinued Operations:
Cash provided by operating activities	18	—	—	—	18
Cash provided by investing activities	320	—	—	—	320
Cash provided by discontinued operations	338	—	—	—	338
Net change in cash and equivalents	717	—	238	—	955
Cash and equivalents at beginning of year	685	—	857	—	1,542
Cash and equivalents at end of year	$1,402	$—	$1,095	$—	$2,497

	Statement of Cash Flows
	Year Ended December 31, 2013
(in millions)	McGraw Hill Financial, Inc.	Standard & Poor's Financial Services LLC	Non-Guarantor Subsidiaries	Eliminations	McGraw Hill Financial Inc. Consolidated
Operating Activities:
Net income	$2,508	$669	$423	$(2,134)	$1,466
Less: discontinued operations, net	726	—	(134)	—	592
Income from continuing operations	1,782	669	557	(2,134)	874
Adjustments to reconcile income from continuing operations to cash provided by (used for) operating activities from continuing operations:
Depreciation	40	19	27	—	86
Amortization of intangibles	5	—	46	—	51
Provision for losses on accounts receivable	1	7	14	—	22
Deferred income taxes	39	—	4	—	43
Stock-based compensation	35	33	28	—	96
Accrued legal and regulatory settlements	—	—	—	—	—
Other	68	10	18	—	96
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable	(2)	(4)	(29)	—	(35)
Prepaid and current assets	(14)	(7)	(8)	—	(29)
Accounts payable and accrued expenses	(120)	18	8	—	(94)
Unearned revenue	17	43	49	—	109
Other current liabilities	(43)	(24)	(22)	—	(89)
Net change in prepaid/accrued income taxes	(265)	(3)	30	—	(238)
Net change in other assets and liabilities	(190)	84	(4)	—	(110)
Cash provided by operating activities from continuing operations	1,353	845	718	(2,134)	782
Investing Activities:
Capital expenditures	(61)	(19)	(37)	—	(117)
Acquisitions, net of cash acquired	—	—	(47)	—	(47)
Proceeds from dispositions	35	—	16	—	51
Changes in short-term investments	—	—	(17)	—	(17)
Cash used for investing activities from continuing operations	(26)	(19)	(85)	—	(130)
Financing Activities:
Payments on short-term debt	(457)	—	—	—	(457)
Dividends paid to shareholders	(308)	—	—	—	(308)
Dividends and other payments paid to noncontrolling interests	—	—	(75)	—	(75)
Repurchase of treasury shares	(978)	—	—	—	(978)
Exercise of stock options	254	—	4	—	258
Contingent payments	—	—	(12)	—	(12)
Purchase of additional CRISIL shares	—	—	(214)	—	(214)
Excess tax benefits from share-based payments	43	—	—	—	43
Intercompany financing activities	(43)	(826)	(1,265)	2,134	—
Cash used for financing activities from continuing operations	(1,489)	(826)	(1,562)	2,134	(1,743)
Effect of exchange rate changes on cash from continuing operations	8	—	(9)	—	(1)
Cash used for continuing operations	(154)	—	(938)	—	(1,092)
Discontinued Operations:
Cash provided by (used for) operating activities	720	—	(951)	—	(231)
Cash provided by investing activities	—	—	2,129	—	2,129
Cash used for financing activities	—	—	(25)	—	(25)
Effect of exchange rate changes on cash	—	—	1	—	1
Cash provided by discontinued operations	720	—	1,154	—	1,874
Net change in cash and equivalents	566	—	216	—	782
Cash and equivalents at beginning of year	119	—	641	—	760
Cash and equivalents at end of year	$685	$—	$857	$—	$1,542

	Statement of Cash Flows
	Year Ended December 31, 2012
(in millions)	McGraw Hill Financial, Inc.	Standard & Poor's Financial Services LLC	Non-Guarantor Subsidiaries	Eliminations	McGraw Hill Financial Inc. Consolidated
Operating Activities:
Net income	$2,466	$614	$245	$(2,833)	$492
Less: discontinued operations, net	(147)	—	(33)	(29)	(209)
Income from continuing operations	2,613	614	278	(2,804)	701
Adjustments to reconcile income from continuing operations to cash provided by (used for) operating activities from continuing operations:
Depreciation	45	19	29	—	93
Amortization of intangibles	6	—	42	—	48
Provision for losses on accounts receivable	1	16	15	—	32
Deferred income taxes	100	(41)	(6)	—	53
Stock-based compensation	21	32	37	—	90
Accrued legal and regulatory settlements	—	—	—	—	—
Other	(16)	23	(4)	—	3
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable	64	(53)	(261)	—	(250)
Prepaid and current assets	—	(18)	21	—	3
Accounts payable and accrued expenses	53	(71)	91	—	73
Unearned revenue	11	(29)	41	—	23
Other current liabilities	(29)	(21)	(18)	—	(68)
Net change in prepaid/accrued income taxes	135	—	(16)	—	119
Net change in other assets and liabilities	(144)	8	(54)	—	(190)
Cash provided by operating activities from continuing operations	2,860	479	195	(2,804)	730
Investing Activities:
Capital expenditures	(50)	(23)	(23)	—	(96)
Acquisitions, net of cash acquired	—	—	(177)	—	(177)
Changes in short-term investments	—	—	27	—	27
Cash used for investing activities from continuing operations	(50)	(23)	(173)	—	(246)
Financing Activities:
Payments on short-term debt	457	—	—	—	457
Payments on senior notes	(400)	—	—	—	(400)
Dividends paid to shareholders	(984)	—	—	—	(984)
Dividends and other payments paid to noncontrolling interests	—	—	(24)	—	(24)
Repurchase of treasury shares	(295)	—	—	—	(295)
Exercise of stock options	299	—	—	—	299
Excess tax benefits from share-based payments	42	—	—	—	42
Intercompany financing activities	(3,402)	(456)	1,025	2,833	—
Cash (used for) provided by financing activities from continuing operations	(4,283)	(456)	1,001	2,833	(905)
Effect of exchange rate changes on cash from continuing operations	2	—	3	—	5
Cash (used for) provided by continuing operations	(1,471)	—	1,026	29	(416)
Discontinued Operations:
Cash provided by (used for) operating activities	1,301	—	(735)	(29)	537
Cash used for investing activities	—	—	(199)	—	(199)
Cash used for financing activities	—	—	(12)	—	(12)
Effect of exchange rate changes on cash	—	—	3	—	3
Effect of change in cash and equivalents	—	—	12	—	12
Cash provided by (used for) discontinued operations	1,301	—	(931)	(29)	341
Net change in cash and equivalents	(170)	—	95	—	(75)
Cash and equivalents at beginning of year	289	—	546	—	835
Cash and equivalents at end of year	$119	$—	$641	$—	$760